THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS PRELIMINARY AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 OF THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THE SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                     FILED PURSUANT TO RULE 424(B)(5) REGISTRATION NO. 333-34578
                   SUBJECT TO COMPLETION, DATED MAY 17, 2000

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 12, 2000)
                                       $

                                     [LOGO]
                                 WORLDCOM, INC.

                             $                                         FLOATING RATE NOTES DUE 20
                             $                                         % NOTES DUE 20
                             $                                         % NOTES DUE 20
                             $                                         % NOTES DUE 20

                               ------------------

    The floating rate notes will mature on      , 20 , the      notes will
mature on      , 20 , the      notes will mature on      , 20 , and the
notes will mature on      , 20 . Interest on the floating rate notes is payable
quarterly on        ,        ,        and        , beginning        , 2000.
Interest on the notes due        , the notes due        and the notes due
       is payable semiannually on            and            , beginning
           , 2000. We may redeem some or all of the notes at any time. We describe the redemption price under the heading "Description of the Notes--Optional Redemption" on page S-30 of this prospectus supplement.

    WorldCom has applied to have the notes listed on the Luxembourg Stock Exchange.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    FOR A DISCUSSION OF RISKS ASSOCIATED WITH OUR PENDING MERGER WITH SPRINT, SEE "SPRINT MERGER--RISK FACTORS RELATING TO THE SPRINT MERGER" BEGINNING ON PAGE S-6.
                            ------------------------

                                             PUBLIC OFFERING   UNDERWRITING   PROCEEDS TO
                                                  PRICE          DISCOUNT      WORLDCOM
                                             ---------------   ------------   -----------
Per Floating Rate Note                                      %              %             %
Total                                        $                 $              $
Per                                   Note                  %              %             %
Total                                        $                 $              $
Per                                   Note                  %              %             %
Total                                        $                 $              $
Per                                   Note                  %              %             %
Total                                        $                 $              $
                                             ---------------   ------------   -----------
Combined Total                               $                 $              $
(before expenses)

    Interest on the notes will accrue from             , 2000 to the date of
delivery.
                            ------------------------

    The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, Clearstream, Luxembourg
or the Euroclear System, as the case may be, on or about            , 2000.
                            ------------------------

SALOMON SMITH BARNEY                                           J.P. MORGAN & CO.
                                ----------------

BANC OF AMERICA SECURITIES LLC

        CHASE SECURITIES INC.

                LEHMAN BROTHERS

                        BLAYLOCK & PARTNERS, L.P.

                                CREDIT SUISSE FIRST BOSTON

                                        DEUTSCHE BANC ALEX. BROWN

                                                GOLDMAN, SACHS & CO.

                                                        UBS WARBURG LLC

May  , 2000

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
Cautionary Statement Regarding Forward
  Looking Statements..................     S-3
WorldCom..............................     S-3
Sprint Merger.........................     S-4
Capitalization........................     S-7
Use of Proceeds.......................     S-7
Directors and Executive Officers......     S-8
Selected Historical Financial Data....     S-9
Unaudited Pro Forma Condensed Combined
  Financial Statements................    S-17
Description of the Notes..............    S-26
United States Taxation For Non-U.S.
  Holders.............................    S-37
Underwriting..........................    S-39
Where You Can Find More Information...    S-41
Legal Matters.........................    S-42

General Information...................    S-42
PROSPECTUS
About This Prospectus.................       2
Where You Can Find More Information...       3
Cautionary Statement Regarding
  Forward-Looking Statements..........       4
WorldCom..............................       5
Recent Developments...................       5
Use of Proceeds.......................       6
Ratio of Earnings to Fixed Charges....       7
Description of Debt Securities........       7
Plan of Distribution..................      17
Book-Entry Debt Securities............      18
Certain United States Federal Income
  Tax Documentation Requirements for
  Non-U.S. Holders....................      20
Lawyers...............................      22
Experts...............................      22

    References to "WorldCom" in this prospectus supplement and in the accompanying prospectus, and to "we," "us" and "our" in both this prospectus supplement and the accompanying prospectus are references to WorldCom, Inc.

    This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to us. WorldCom accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

    We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Kredietbank S.A. Luxembourg, Kredietbank S.A. Luxembourgeoise, 43, Boulevard Royal, L-2955, Luxembourg.

    The notes are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting" beginning on page S-39.

    Reference herein to "$" and "dollars" are to United States dollars.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    The following statements are or may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

    - any statements contained or incorporated herein regarding possible or assumed future results of operations of WorldCom's business, anticipated cost savings or other synergies, the markets for WorldCom's services and products, anticipated capital expenditures, the outcome of Euro conversion efforts, regulatory developments or competition;

    - any statements preceded by, followed by or that include the words "intends," "estimates," "believes," "expects," "anticipates," "should," "could," or similar expressions; and

    - other statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus regarding matters that are not historical facts.

    These statements are subject to risks and uncertainties. You should understand that certain important factors, in addition to the factors discussed in the documents we incorporate by reference in this prospectus supplement or the accompanying prospectus, could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements. You should not place undue reliance on any of our forward-looking statements, which speak only as of the date of those statements. The important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

    - whether the Sprint merger is completed and the ability to integrate the operations of WorldCom and Sprint, including their respective products and services;

    - the effects of vigorous competition in the markets in which we operate;

    - the impact of technological change on our business, new entrants and alternative technologies, and dependence on availability of transmission facilities;

    - risks of international business;

    - regulatory risks, including the impact of the Telecommunications Act of 1996;

    - contingent liabilities;

    - the impact of competitive services and pricing;

    - risks associated with the Euro conversion efforts;

    - risks associated with debt service requirements and interest rate fluctuations;

    - our degree of financial leverage, and

    - other risks referenced from time to time in our filings with the Securities and Exchange Commission.

    Our independent public accountants have not examined or compiled the forward-looking statements referred to above or any forecasts or other projections incorporated by reference in this prospectus supplement or the accompanying prospectus and, accordingly, they do not provide any assurance with respect to such statements.

    The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or the accompanying prospectus or to reflect the occurrence of unanticipated events.

                                    WORLDCOM

    Organized in 1983, WorldCom, Inc., a Georgia corporation, provides a broad range of communications, outsourcing and managed network services to both U.S. and non-U.S. based corporations. We are a global communications company utilizing a facilities-based, on-net strategy throughout the world. The on-net approach allows our customers to send data streams or voice traffic across town, across the U.S., or to any of our facilities-based networks in Europe or Asia, without ever leaving the confines of our network. The on-net approach provides our customers with superior reliability and low operating costs. Prior to September 15, 1998, we were named WorldCom, Inc. From September 15, 1998 through April 30, 2000, we were named MCI WORLDCOM, Inc. Effective May 1, 2000, we changed our name back to WorldCom, Inc.

    We leverage our facilities-based networks to focus on data and the Internet. We provide the building blocks or foundation for the new e-conomy. Whether it is an emerging e-business or a larger, more established company who is embracing an e-business approach, we provide the communications infrastructure to help make them successful. From private networking--frame relay and asynchronous transfer mode--to high capacity Internet and related services, to hosting for complex, high volume mega-sites, to turn-key network management and outsourcing, we provide the broadest range of Internet and traditional, private networking services available from any provider.

    Our core business is communications services, which includes voice, data, Internet and international services. During each of the last three years, more than 90% of our operating revenues were derived from communications services.

    We serve as a holding company for our subsidiaries' operations. Our principal executive offices are located at 500 Clinton Center Drive, Clinton, Mississippi 39056, and our telephone number is (601) 460-5600.

                                 SPRINT MERGER

    On October 5, 1999, we announced that we had entered into an Agreement and Plan of Merger dated as of October 4, 1999, which was amended and restated on March 8, 2000, between WorldCom and Sprint Corporation. Under the terms of the Sprint merger agreement, Sprint will merge with and into WorldCom.

    Sprint is a diversified telecommunications company, providing long distance, local and wireless communications services. Sprint's business is organized in two groups: the Sprint PCS group and Sprint FON group. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. In 1999 Sprint had $20 billion in annual revenues and served more than 20 million business and residential customers. Additional information regarding Sprint and the Sprint merger agreement is contained in our Current Report on Form 8-K-1 dated April 11, 2000 (filed April 11, 2000), which is incorporated by reference into this prospectus supplement.

    Under the merger agreement with Sprint, each outstanding share of Sprint FON common stock will be exchanged for $76.00 of WorldCom common stock, subject to a collar. In addition, each share of Sprint PCS common stock will be exchanged for one share of a new WorldCom PCS tracking stock and 0.116025 shares of WorldCom common stock. The terms of the WorldCom PCS tracking stock will be virtually identical to the terms of Sprint PCS common stock and will be designed to track the performance of the PCS business of the surviving company in the Sprint merger. Holders of Sprint class A stock will receive an amount of WorldCom common stock and WorldCom PCS tracking stock as if such class A stock had been converted into Sprint FON common stock and Sprint PCS common stock immediately before the Sprint merger. Holders of the other classes or series of Sprint capital stock will receive one share of a class or series of our capital stock with virtually identical terms, which will be established in connection with the Sprint merger, for each share of Sprint capital stock that they own. Sprint has announced that it will redeem for cash each outstanding share of the Sprint first and second series preferred stock on May 25, 2000. The Sprint merger will be accounted for as a purchase and will be tax-free to Sprint stockholders.

    The actual number of shares of WorldCom common stock to be exchanged for each share of Sprint FON common stock will be determined based on the average trading prices of WorldCom common stock prior to the closing, but will not be less than 1.4100 shares (if the average trading price of WorldCom common stock equals or exceeds $53.9007) or more than 1.8342 shares (if the average trading price of WorldCom common stock equals or is less than $41.4350).

    Consummation of the Sprint merger is subject to various conditions set forth in the merger agreement with Sprint, including the adoption of the merger agreement by stockholders of Sprint, the approval of the Sprint merger by shareholders of WorldCom, the approval of the issuance of WorldCom capital stock in the Sprint merger by shareholders of WorldCom, certain U.S. and foreign regulatory approvals and other customary conditions. On April 28, 2000, special meetings of the shareholders of WorldCom and Sprint were held and the merger proposals were adopted and approved. It is anticipated that the Sprint merger will close in the second half of 2000. Additionally, if the Sprint merger is consummated, the integration and consolidation of Sprint would require substantial management and financial resources and involve a number of significant risks, including potential difficulties in assimilating technologies and services of Sprint and in achieving anticipated synergies and cost reductions.

    Sprint's business is organized in two groups: the Sprint FON group and the Sprint PCS group.

SPRINT FON

    LONG DISTANCE. The long distance division is the nation's third-largest long distance phone company. It operates a nationwide, all-digital long distance communications network that uses fiber-optic and electronic technology. The division primarily provides domestic and international voice, video and data communications services.

    LOCAL DIVISION. The local division consists of regulated local phone companies serving more than 8 million access lines in 18 states. It provides local phone services, access for phone customers and other carriers to its local network, sales of telecommunications equipment, and long distance services within certain regional calling areas.

    PRODUCT DISTRIBUTION AND DIRECTORY PUBLISHING BUSINESSES. The product distribution business provides wholesale distribution services of telecommunications products. The directory publishing business publishes and markets white and yellow page phone directories.

    SPRINT ION(SM). Sprint is developing and deploying new integrated communications services, referred to as Sprint ION. Sprint ION extends Sprint's existing network capabilities to the customer and enables Sprint to provide the network infrastructure to meet customers' demands for advanced services including integrated voice, data, Internet and video. It is also expected to be the foundation for Sprint to provide advanced services in the competitive local service market.

    OTHER VENTURES. The "other ventures" segment includes the cable TV service operations of the broadband fixed wireless companies acquired in 1999.

    This segment also includes the FON Group's investments in: EarthLink, Inc., an Internet service provider; Call-Net, a long distance provider in Canada operating under the Sprint brand name; and certain other telecommunications investments and ventures.

SPRINT PCS

    The PCS Group includes Sprint's domestic wireless PCS operations. It operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide using a single frequency and a single technology. At year-end 1999, the PCS Group, together with affiliates, operated PCS systems in over 360 metropolitan markets, including the 50 largest U.S. metropolitan areas. The PCS Group has licenses to serve more than 270 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. The PCS Group's service, including affiliates, now reaches nearly 190 million people. The PCS Group provides nationwide service through:

    - operating its own digital network in major U.S. metropolitan areas,

    - affiliating with other companies, mainly in and around smaller U.S. metropolitan areas,

    - roaming on other providers' analog cellular networks using dual band/dual-mode handsets, and

    - roaming on other providers' digital PCS networks that use code division multiple access.

RISK FACTORS RELATING TO THE SPRINT MERGER

    PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING THE FOLLOWING FACTORS, IN EVALUATING WORLDCOM AND ITS BUSINESS. IN PARTICULAR, PROSPECTIVE INVESTORS SHOULD NOTE THAT THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS CONTAIN OR INCORPORATE BY REFERENCE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT AND THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH STATEMENTS. SEE "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE S-3. THE FACTORS LISTED BELOW REPRESENT CERTAIN IMPORTANT FACTORS WORLDCOM BELIEVES COULD CAUSE SUCH RESULTS TO DIFFER. THESE FACTORS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC RISKS THAT MAY AFFECT WORLDCOM. YOU SHOULD RECOGNIZE THAT OTHER RISKS MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE RISKS SET FORTH BELOW MAY AFFECT WORLDCOM TO A GREATER EXTENT THAN INDICATED.

    - THE FAILURE TO SUCCESSFULLY INTEGRATE WORLDCOM AND SPRINT BY MANAGING THE SIGNIFICANT CHALLENGES OF THE INTEGRATION MAY RESULT IN WORLDCOM NOT ACHIEVING THE ANTICIPATED POTENTIAL BENEFITS OF THE MERGER. WorldCom and Sprint will face significant challenges in consolidating functions, integrating their organizations, procedures, operations and product lines in a timely and efficient manner, and retaining key WorldCom and Sprint personnel. The integration of WorldCom and Sprint will be complex and time-consuming. The consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, level of expenses and operating results of WorldCom.

    - THE MERGER IS SUBJECT TO THE RECEIPT OF CONSENTS AND APPROVALS FROM VARIOUS GOVERNMENT ENTITIES, WHICH MAY JEOPARDIZE OR DELAY COMPLETION OF THE MERGER OR REDUCE THE ANTICIPATED BENEFITS OF THE MERGER. Completion of the merger is conditioned upon filings with, and the receipt of required consents, orders, approvals or clearances from various governmental agencies, both foreign and domestic, including the Federal Trade Commission, the Antitrust Division, European antitrust authorities, the Federal Communications Commission and state public utility or service commissions. These consents, orders, approvals and clearances may impose conditions on or require divestitures relating to the divisions, operations or assets of WorldCom or Sprint. Such conditions or divestitures may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger. The merger agreement provides that neither WorldCom nor Sprint is required to agree to any such condition or divestiture that individually or in the aggregate would reasonably be expected to materially impair WorldCom's or Sprint's ability to achieve the overall benefits expected to be realized from the completion of the merger.

    Additional risks relating to the pending Sprint merger agreement are contained in our Current Report on Form 8-K-1 dated April 11, 2000 (filed April 11, 2000), which is incorporated by reference into this prospectus supplement.

                                 CAPITALIZATION

    The following table shows our capitalization on a consolidated basis as of March 31, 2000 and as adjusted for the issuance of the notes offered hereby and the repayment of existing indebtedness. Except as reflected herein, as of the date of this prospectus supplement there has been no material change to our capitalization since March 31, 2000.

                                                                  MARCH 31, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN MILLIONS)
Short-term debt:
  Commercial paper program..................................  $ 4,341      $
  Other current maturities of long-term debt................    1,844        1,844
                                                              -------      -------
    Total current maturities of long-term debt..............    6,185
                                                              -------      -------
Long-term debt:
    Floating Rate Notes due 20  ............................       --           --
    % Notes due 20  ........................................       --
    % Notes due 20  ........................................       --
    % Notes due 20  ........................................       --
  Senior notes due 2001--2028...............................   10,707       10,707
  Senior debentures due 2023 to 2027........................    1,438        1,438
  Credit facilities.........................................       --           --
Other long-term debt, less current portion..................    1,369        1,369
                                                              -------      -------
    Total long-term debt....................................   13,514
                                                              -------      -------
Subsidiary trust and other mandatorily redeemable preferred
  securities................................................      798          798
Shareholders' investment:
  Series B Preferred Stock, par value $.01 per share;
    10,920,972 shares authorized, issued and outstanding....       --           --
  Preferred Stock, par value $.01 per share; 31,155,008
    shares authorized; none issued and outstanding..........       --           --
  Common Stock, par value $.01 per share; 5,000,000,000
    shares authorized; 2,865,703,217 shares issued and
    outstanding.............................................       29           29
  Additional paid-in capital................................   52,340       52,340
  Retained earnings.........................................      356          356
  Unrealized holding gain on marketable equity securities...      836          836
  Cumulative foreign currency translation adjustment........     (324)        (324)
  Treasury stock, at cost, 6,765,316 shares.................     (185)        (185)
                                                              -------      -------
      Total shareholders' investment........................   53,052       53,052
                                                              -------      -------
        Total capitalization................................  $73,549      $
                                                              =======      =======

                                USE OF PROCEEDS

    The net proceeds of the offering are estimated to be $               .
WorldCom intends to use the net proceeds of the offering to repay commercial paper, which was issued for general corporate purposes. At May 15, 2000, our commercial paper had a weighted average interest rate of approximately 6.31% and a weighted average maturity of approximately 24 days. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to reduce short-term indebtedness. Following repayment of such commercial paper, we expect to incur additional indebtedness under our commercial paper program or otherwise in the ordinary course of business, in connection with the Sprint merger or otherwise.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name and present principal occupation or employment of each director and executive officer of WorldCom. The business address of each such person is WorldCom, Inc., Clinton Center Drive, Clinton, Mississippi 39056.

NAME                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
----                                                   ------------------------------------------
DIRECTORS
Clifford L. Alexander, Jr............................  President of Alexander & Associates, Inc., and
                                                         Chairman and Chief Executive Officer of the
                                                         Dun & Bradstreet Corporation
James C. Allen.......................................  Investment Director and Member of the General
                                                         Partner of Meritage Private Equity Fund
Judith Areen.........................................  Executive Vice President for Law Center
                                                       Affairs and Dean of the Law Center, Georgetown
                                                         University
Carl J. Aycock.......................................  Independent Financial Administrator
Max E. Bobbitt.......................................  Telecommunications Consultant
Bernard J. Ebbers....................................  President and Chief Executive Officer of
                                                         WorldCom
Francesco Galesi.....................................  Chairman and Chief Executive Officer of the
                                                         Galesi Group
Stiles A Kellett, Jr.................................  Chairman of Kellett Investment Corp.
Gordon S. Macklin....................................  Corporate Financial Advisor
John A. Porter.......................................  Chairman of the Board of TelTek, Inc.
Bert C. Roberts, Jr..................................  Chairman of the Board of WorldCom
John W. Sidgmore.....................................  Vice Chairman of the Board of WorldCom
Scott D. Sullivan....................................  Chief Financial Officer and Secretary of
                                                       WorldCom
Lawrence C. Tucker...................................  General Partner of Brown Brothers Harriman &
                                                         Co.
Juan Villalonga......................................  Chairman and Chief Executive Officer of
                                                       Telefonica de Espana, S.A.

EXECUTIVE OFFICERS
Bernard J. Ebbers....................................  President and Chief Executive Officer
Bert C. Roberts, Jr..................................  Chairman of the Board
John W. Sidgmore.....................................  Vice Chairman of the Board
Scott D. Sullivan....................................  Chief Financial Officer and Secretary

                       SELECTED HISTORICAL FINANCIAL DATA

WORLDCOM

    The selected historical financial data of WorldCom set forth below have been derived from the historical consolidated financial statements of WorldCom as they appeared in WorldCom's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1999, and WorldCom's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2000. Results for the three months ended
March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year.

    On September 14, 1998, WorldCom completed a merger with MCI Communications Corporation. The merger with MCI Communications was accounted for as a purchase. Accordingly, the operating results of MCI Communications are included from the date of that acquisition.

    Other significant events affecting WorldCom historical earnings trends included the following:

    - In 1998, WorldCom recorded a pre-tax charge of $196 million in connection with a merger with Brooks Fiber Properties, the merger with MCI Communications and various asset write-downs and loss contingencies. These charges included $21 million for employee severance, $17 million for Brooks Fiber Properties direct merger costs, $38 million for conformance of Brooks Fiber Properties accounting policies, $56 million for exit costs under long- term commitments, $31 million for the write-down of a permanently impaired investment and $33 million related to other asset write-downs and loss contingencies. Additionally, in connection with business combinations, WorldCom made allocations of the purchase price to acquired in-process research and development totaling $429 million in the first quarter of 1998 related to the merger with CompuServe and the acquisition of ANS Communications from America Online and $3.1 billion in the third quarter of 1998 related to the merger with MCI Communications.

    - In connection with various debt refinancings, WorldCom recognized 1998 extraordinary items, net of taxes, of $129 million, and 1997 extraordinary items, net of taxes, of $3 million, in each case, consisting of unamortized debt discount, unamortized issuance cost and prepayment fees.

    - In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This accounting standard required all companies to expense, on or before March 31, 1999, all start-up costs previously capitalized, and thereafter to expense all costs of start-up activities as incurred. This accounting standard broadly defines start-up activities as one-time activities related to the opening of a new facility, the introduction of a new product or service, the commencement of business in a new territory, the establishment of business with a new class of customer, the initiation of a new process in an existing facility or the commencement of a new operation. WorldCom adopted this standard as of Janaury 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time, non-cash expense of $36 million, net of taxes. This expense represented start-up costs incurred primarily in conjunction with the development and construction of SkyTel's Advanced Messaging Network.

                                                  AT OR FOR THE THREE
                                                     MONTHS ENDED
                                                       MARCH 31,           AT OR FOR THE YEAR ENDED
                                                      (UNAUDITED)                DECEMBER 31,
                                                  -------------------   ------------------------------
                                                    2000       1999       1999       1998       1997
                                                  --------   --------   --------   --------   --------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
Revenues........................................  $ 9,978    $ 9,122    $37,120    $18,169    $ 7,789
Operating income (loss).........................    2,440      1,510      7,888       (942)       982
Income (loss) before cumulative effect of
  accounting change and extraordinary items.....    1,301        730      4,013     (2,560)       185
Cumulative effect of accounting change..........       --         --         --        (36)        --
Extraordinary items.............................       --         --         --       (129)        (3)
Net income (loss) applicable to common
  shareholders..................................    1,284        712      3,941     (2,767)       143
Preferred dividend requirement..................        1          2          9         24         39
EARNINGS (LOSS) PER COMMON SHARE:
Income (loss) before cumulative effect of
  accounting change and extraordinary items--
  Basic.........................................     0.45       0.25       1.40      (1.35)      0.10
  Diluted.......................................     0.44       0.24       1.35      (1.35)      0.10
Net income (loss)--
  Basic.........................................     0.45       0.25       1.40      (1.43)      0.10
  Diluted.......................................     0.44       0.24       1.35      (1.43)      0.09
Number of weighted average shares--
  Basic.........................................    2,852      2,794      2,821      1,933      1,470
  Diluted.......................................    2,921      2,907      2,925      1,933      1,516
FINANCIAL POSITION:
Total assets....................................  $94,512               $91,072    $87,092    $24,400
Long-term debt..................................   13,514                13,128     16,448      7,811
Subsidiary trust and other mandatorily
  redeemable preferred securities...............      798                   798        798         --
Shareholders' investment........................   53,052                51,238     45,241     14,087
Deficiency of earnings to fixed charges.........       --         --         --     (1,834)        --
Ratio of earnings to fixed charges(1)...........   7.01:1     3.96:1     5.75:1         --     1.84:1

------------------------

(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations, excluding minority interests in losses of consolidated subsidiaries, and fixed charges consist of pretax interest, including capitalized interest, on all indebtedness, amortization of debt discount and expense, and that portion of rental expense which WorldCom believes to be representative of interest.

SPRINT

    The selected historical financial data of Sprint set forth below have been derived from the historical consolidated financial statements of Sprint, as they appeared in Sprint's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1999 and Sprint's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2000. Results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year.

    The recapitalization of Sprint common stock into Sprint FON common stock and Sprint PCS common stock occurred in the November 1998 Sprint PCS restructuring. As a result, several prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or group equity as previously reported.

    Other significant events affecting Sprint historical earnings trends included the following:

    - In 1998, the Sprint PCS group recorded a nonrecurring charge to write off $179 million of acquired in-process research and development costs related to the Sprint PCS restructuring. This charge reduced operating income and income from continuing operations by $179 million.

    - The Sprint FON group recorded nonrecurring charges of $20 million in 1997 related to litigation within Sprint's long distance division. This charge reduced income from continuing operations by $13 million in 1997.

    - In 1998, the Sprint FON group recorded net nonrecurring gains of $104 million, mainly from the sale of local exchanges. This increased income from continuing operations by $62 million. In 1997, the Sprint FON group recorded nonrecurring gains of $71 million mainly from sales of local exchanges and various investments. These gains increased income from continuing operations by $44 million.

                                                     AT OR FOR THE
                                                     THREE MONTHS
                                                         ENDED
                                                       MARCH 31,              AT OR FOR THE YEAR
                                                      (UNAUDITED)             ENDED DECEMBER 31,
                                                  -------------------   ------------------------------
                                                    2000       1999       1999       1998       1997
                                                  --------   --------   --------   --------   --------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
Net operating revenues..........................  $ 5,479     $4,652    $19,928    $16,881    $14,564
Operating income (loss).........................      156        (90)      (307)       190      2,451
Income (loss) from continuing operations........      (65)      (171)      (745)       585      1,094
PRO FORMA EARNINGS (LOSS) PER COMMON SHARE(1):
Income (loss) from continuing operations
  Sprint FON group (basic)......................     0.51       0.50       2.01       1.96       1.76
  Sprint FON group (diluted)....................     0.50       0.49       1.97       1.93       1.73
  Sprint PCS group (basic and diluted)..........    (0.54)     (0.71)     (2.71)     (2.21)     (1.98)
Pro forma dividends per common share............  $ 0.125     $0.125    $  0.50    $  0.50    $  0.50
FINANCIAL POSITION:
Total assets....................................  $38,714               $39,250    $33,257    $18,274
Property, plant and equipment, net..............   22,432                21,969     18,983     11,494
Total debt......................................   15,708                16,772     12,189      3,880
Common stock and other stockholders' equity.....   14,223                13,560     12,448      9,025

------------------------

(1) Pro forma amounts do not give effect to the merger. Pro forma earnings per share for the Sprint FON group assumes the shares of Sprint FON common stock created in the Sprint PCS restructuring existed for all periods presented. Pro forma loss per share for the Sprint PCS group assumes the Sprint PCS restructuring and the write-off of $179 million of acquired in-process research and development costs occurred at the beginning of 1997. These pro forma amounts are for comparative purposes only and do not necessarily represent what actual results of operations would have been had the transactions occurred at the beginning of 1997, nor do they indicate the results of future operations.

SPRINT FON GROUP

    The selected historical financial data of the Sprint FON group set forth below have been derived from the historical combined financial statements of the Sprint FON group, as they appeared in Sprint's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1999 and Sprint's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2000. Results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year.

    The Sprint FON group and the Sprint PCS group did not exist in years ended before 1998. The creation of the Sprint FON group and the Sprint PCS group, and the recapitalization of Sprint common stock into Sprint FON common stock and Sprint PCS common stock, occurred in the November 1998 Sprint PCS restructuring. As a result, several prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or group equity as previously reported.

    Other significant events affecting Sprint FON group historical earnings trends included the following:

    - The Sprint FON group recorded nonrecurring charges of $20 million in 1997 related to litigation within Sprint's long distance division. This charge reduced income from continuing operations by $13 million in 1997.

    - In 1998, the Sprint FON group recorded net nonrecurring gains of $104 million mainly from the sale of local exchanges. These gains increased income from continuing operations by $62 million. In 1997, the Sprint FON group recorded nonrecurring gains of $71 million mainly from sales of local exchanges and various investments. These gains increased income from continuing operations by $44 million.

                                                     AT OR FOR THE
                                                     THREE MONTHS
                                                    ENDED MARCH 31,           AT OR FOR THE YEAR
                                                      (UNAUDITED)             ENDED DECEMBER 31,
                                                  -------------------   ------------------------------
                                                    2000       1999       1999       1998       1997
                                                  --------   --------   --------   --------   --------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
Net operating revenues..........................  $ 4,397     $4,107    $17,016    $15,764    $14,564
Operating income................................      758        737      2,930      2,760      2,470
Income from continuing operations...............      445        434      1,736      1,675      1,513
PRO FORMA EARNINGS PER COMMON SHARE(1):
Income from continuing operations
  Basic.........................................     0.51       0.50       2.01       1.96       1.76
  Diluted.......................................     0.50       0.49       1.97       1.93       1.73
Number of weighted average shares
  Basic.........................................    875.6      863.2      868.0      854.0      860.5
  Diluted.......................................    894.7      880.9      887.2      868.9      873.0
Pro forma dividends per common share............  $ 0.125     $0.125    $  0.50    $  0.50    $  0.50
FINANCIAL POSITION:
Total assets....................................  $22,466               $21,803    $19,001    $16,581
Property, plant and equipment, net..............   14,181                14,002     12,464     11,307
Total debt......................................    4,734                 5,433      4,442      3,880
Group equity....................................   11,505                10,514      9,024      7,639

------------------------

(1) Pro forma amounts do not give effect to the merger. Pro forma earnings per share and dividends for the Sprint FON group assume that the shares of Sprint FON common stock created in the Sprint PCS restructuring existed for all periods presented.

SPRINT PCS GROUP

    The selected historical financial data of the Sprint PCS group set forth below have been derived from the historical combined financial statements of the Sprint PCS group, as they appeared in Sprint's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1999 and Sprint's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2000. Results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year.

    The Sprint FON group and the Sprint PCS group did not exist in years ended before 1998. The creation of the Sprint FON group and the Sprint PCS group, and the recapitalization of Sprint common stock into Sprint FON common stock and Sprint PCS common stock, occurred in the November 1998 Sprint PCS restructuring. As a result, several prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or group equity as previously reported.

    Operating results for 1998 include the operating results of Sprint Spectrum Holding Company, L.P. and PhillieCo., L.P., which we together refer to as "Sprint Spectrum," on a consolidated basis for the entire year. Before the Sprint PCS restructuring on November 23, 1998, Sprint Spectrum was owned approximately 40% by Sprint and approximately 60% by affiliates or associates of persons that now hold Sprint series 2 PCS common stock. The share of Sprint Spectrum losses attributable to these holders through the date of the Sprint PCS restructuring has been reflected as "Other partners' loss in Sprint PCS group" in the combined statements of operations. Sprint's investment in Sprint Spectrum before the Sprint PCS restructuring was accounted for using the equity method. Sprint Spectrum's financial position at year-end 1998 has been reflected on a consolidated basis in the Sprint PCS group's combined balance sheets.

    Other significant events affecting Sprint PCS group historical earnings trends included the following:

    - In 1998, the Sprint PCS group recorded a nonrecurring charge to write-off $179 million of acquired in-process research and development costs related to the Sprint PCS restructuring. This charge increased operating loss and loss before extraordinary items by $179 million.

                                                       AT OR FOR THE
                                                       THREE MONTHS
                                                      ENDED MARCH 31,           AT OR FOR THE YEAR
                                                        (UNAUDITED)             ENDED DECEMBER 31,
                                                    -------------------   ------------------------------
                                                      2000       1999       1999       1998       1997
                                                    --------   --------   --------   --------   --------
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
Net operating revenues............................  $ 1,177     $ 604     $ 3,180    $ 1,225     $   --
Operating loss....................................     (602)     (827)     (3,237)    (2,570)       (19)
Other partners' loss in Sprint PCS group..........       --        --          --      1,251         --
Equity in loss of Sprint PCS group................       --        --          --         --       (660)
Loss before extraordinary items...................     (510)     (605)     (2,481)    (1,090)      (419)
PRO FORMA LOSS PER COMMON SHARE BEFORE
  EXTRAORDINARY ITEMS(1):
Basic and diluted loss per common share...........    (0.54)    (0.71)      (2.71)     (2.21)     (1.98)
Basic and diluted weighted average common
  shares..........................................    956.3     863.4       920.4      831.6      831.6
Financial position:
Total assets......................................  $18,312               $17,924    $15,165     $1,703
Property, plant and equipment, net................    8,284                 7,996      6,535        187
Total debt........................................   11,128                11,489      8,195         --
Group equity......................................    2,989                 3,320      3,755      1,386

------------------------

(1) Pro forma amounts do not give effect to the merger. Pro forma loss per share for the Sprint PCS group assumes the Sprint PCS restructuring, and the purchase of 5.1 million shares of Sprint PCS common stock by France Telecom and Deutsche Telekom that occurred in connection with the Sprint PCS restructuring and the write-off of $179 million of acquired in-process research and development costs occurred at the beginning of 1997. These pro forma amounts are for comparative purposes only and do not necessarily represent what actual results of operations would have been had the transactions occurred at the beginning of 1997, nor do they indicate the results of future operations.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements give effect to the merger of WorldCom and Sprint under the purchase method of accounting. These pro forma statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The pro forma condensed combined financial statements do not purport to represent what the results of operations or financial position of WorldCom would actually have been if the merger had in fact occurred on such dates, nor do they purport to project the results of operations or financial position of WorldCom for any future period or as of any date, respectively.

    Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the net assets acquired is classified as goodwill on the accompanying unaudited pro forma condensed combined balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments which may cause some of the intangibles to be amortized over a shorter life than the goodwill amortization period of 20 years. WorldCom intends to undertake a study to determine the allocation of the total purchase price to the various assets acquired, including in-process research and development, and the liabilities assumed. WorldCom's management currently believes that amounts allocated to goodwill will be amortized over a life not to exceed 25 years while other intangibles may be amortized over shorter periods, which would reduce net income reported by WorldCom.

    The unaudited pro forma condensed combined balance sheet as of March 31, 2000 was prepared by combining the balance sheet at March 31, 2000 for WorldCom with the balance sheet at March 31, 2000 for Sprint, giving effect to the merger as though it had been completed on March 31, 2000.

    The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2000 and for the year ended December 31, 1999, were prepared by combining WorldCom's statement of operations for the three months ended March 31, 2000 and for the year ended December 31, 1999, respectively, with Sprint's statement of operations for the three months ended March 31, 2000 and for the year ended December 31, 1999, respectively, giving effect to the merger as though it had occurred on January 1, 1999. This unaudited pro forma condensed combined financial data does not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the Sprint merger.

    The consolidated historical financial statements of Sprint as of and for the three months ended March 31, 2000, are derived from the unaudited consolidated financial statements contained in WorldCom's Current Report on Form 8-K dated May 16, 2000, which is incorporated by reference herein. The consolidated historical financial statements of Sprint for the year ended December 31, 1999 are derived from the audited financial statements contained in WorldCom's Current Report on Form 8-K-2 dated April 11, 2000 which is incorporated by reference herein. The consolidated financial statements of WorldCom for the three months ended March 31, 2000 and the year ended December 31, 1999, are contained in WorldCom's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 and WorldCom's Annual Report on Form 10-K for the year ended December 31, 1999, respectively, which reports are incorporated by reference herein.

    You should read the financial information in this section along with WorldCom's and Sprint's historical consolidated financial statements and accompanying notes incorporated by reference in this prospectus. See "Where You Can Find More Information" beginning on page S-41.

            UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (1)

                              AS OF MARCH 31, 2000

                                 (IN MILLIONS)

                                                   WORLDCOM      SPRINT                       WORLDCOM
                                                  HISTORICAL   HISTORICAL    PRO FORMA        PRO FORMA
                                                     (2)          (2)       ADJUSTMENTS       COMBINED
                                                  ----------   ----------   -----------       ---------
Current assets..................................    $11,110    $   4,988      $     --        $ 16,098
Property, plant and equipment, net..............     30,909       22,432            --          53,341
Goodwill and PCS licenses, net..................     42,865        8,406        (8,406)(3)     150,467
                                                                               107,602 (3)
Other intangibles, net..........................      4,304        1,123            --           5,427
Other assets....................................      5,324        1,765            --           7,089
                                                    -------    ---------      --------        --------

      Total assets..............................    $94,512    $  38,714      $ 99,196        $232,422
                                                    =======    =========      ========        ========

Current liabilities.............................    $17,654    $   5,992      $     --        $ 23,646

Long-term debt..................................     13,514       15,099            --          28,613
Other liabilities...............................      6,612        3,390            --          10,002
Minority interests..............................      2,882           --            --           2,882
Mandatorily redeemable preferred stock..........        798           10           (10)(4)         808
                                                                                    10 (5)

Shareholders' equity
  Preferred stock...............................         --           --            --              --
  Common stock..................................         29           --            15 (5)          44
  Class A common stock..........................         --          216          (216)(4)          --
  FON common stock..............................         --        1,581        (1,581)(4)          --
  PCS common stock..............................         --          915          (915)(4)         958
                                                                                   958 (5)
  PCS preferred stock...........................         --          247          (247)(4)         247
                                                                                   247 (5)
Paid in capital.................................     52,340        8,756        (8,756)(4)     164,539
                                                                               112,199 (5)
Retained earnings...............................        356        2,458        (2,458)(4)         356
Other...........................................        327           50           (50)(4)         327
                                                                                    -- (5)
                                                    -------    ---------      --------        --------
Total shareholders' equity......................     53,052       14,223        99,196         166,471
                                                    -------    ---------      --------        --------
Total liabilities and shareholders' equity......    $94,512    $  38,714      $ 99,196        $232,422
                                                    =======    =========      ========        ========

         The accompanying notes are an integral part of this statement.

       UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (1)

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                          SPRINT                                  SPRINT                    WORLDCOM
                            WORLDCOM       FON                      WORLDCOM       PCS                        PCS
                           HISTORICAL   HISTORICAL    PRO FORMA    PRO FORMA    HISTORICAL    PRO FORMA    PRO FORMA
                              (2)          (2)       ADJUSTMENTS    COMBINED       (2)       ADJUSTMENTS    COMBINED
                           ----------   ----------   -----------   ----------   ----------   -----------   ----------
Revenues.................    $9,978       $4,397       $ (133)(6)   $14,242       $1,177        $  --       $ 1,177
Operating expenses:
  Line costs.............     4,092        2,031         (133)(6)     5,990          903           --           903
  Selling, general and
    administrative.......     2,299        1,063           --         3,362          455           --           455
Goodwill and PCS licenses
  amortization...........       311           10          (10)(9)     1,052           47          (47)(9)       604
                                                          741 (8)                                 604 (8)
Depreciation and other
  amortization...........       836          535           --         1,371          374           --           374
                             ------       ------       ------       -------       ------        -----       -------
Operating income
  (loss).................     2,440          758         (731)        2,467         (602)        (557)       (1,159)
Other income (expense):
  Interest expense.......      (218)         (39)          --          (257)        (220)          --          (220)
  Other..................       111            7           --           118           26           --            26
                             ------       ------       ------       -------       ------        -----       -------
Income (loss) before
  income taxes and
  minority interests.....     2,333          726         (731)        2,328         (796)        (557)       (1,353)
Provision (benefit) for
  income taxes...........       953          281           --         1,234         (286)          --          (286)
                             ------       ------       ------       -------       ------        -----       -------
Income (loss) before
  minority interests.....     1,380          445         (731)        1,094         (510)        (557)       (1,067)
Minority interests.......       (79)          --           --           (79)          --           --            --
                             ------       ------       ------       -------       ------        -----       -------
Income (loss) before dis-
  continued operations
  and extraordinary
  items..................     1,301          445         (731)        1,015         (510)        (557)       (1,067)
Distributions on
  subsidiary trust
  mandatorily redeemable
  preferred securities...        16           --           --            16           --           --            --
Preferred dividend
  requirements...........         1           (2)          --            (1)           4           --             4
                             ------       ------       ------       -------       ------        -----       -------
Net income (loss)
  applicable to common
  shareholders before
  discontinued operations
  and extraordinary
  items..................    $1,284       $  447       $ (731)      $ 1,000       $ (514)       $(557)      $(1,071)
                             ======       ======       ======       =======       ======        =====       =======
Weighted average number
  of shares issued and
  outstanding:
    Basic:...............     2,852          876        1,508         4,360          956          956           956
                             ======       ======       ======       =======       ======        =====       =======
    Diluted..............     2,921          895        1,538         4,459          956          956           956
                             ======       ======       ======       =======       ======        =====       =======
Earnings (loss) per share
  (10):
    Basic................    $ 0.45       $ 0.51                    $  0.23       $(0.54)                   $ (1.12)
                             ======       ======                    =======       ======                    =======
    Diluted..............    $ 0.44       $ 0.50                    $  0.22       $(0.54)                   $ (1.12)
                             ======       ======                    =======       ======                    =======


                            INTERGROUP      WORLDCOM
                           ELIMINATIONS   CONSOLIDATED
                           ------------   ------------
Revenues.................      $(95)(7)     $15,324
Operating expenses:
  Line costs.............       (95)(7)       6,798
  Selling, general and
    administrative.......        --           3,817
Goodwill and PCS licenses
  amortization...........        --           1,656
Depreciation and other
  amortization...........        --           1,745
                               ----         -------
Operating income
  (loss).................        --           1,308
Other income (expense):
  Interest expense.......         5 (7)        (472)
  Other..................        (5)(7)         139
                               ----         -------
Income (loss) before
  income taxes and
  minority interests.....        --             975
Provision (benefit) for
  income taxes...........        --             948
                               ----         -------
Income (loss) before
  minority interests.....        --              27
Minority interests.......        --             (79)
                               ----         -------
Income (loss) before dis-
  continued operations
  and extraordinary
  items..................        --             (52)
Distributions on
  subsidiary trust
  mandatorily redeemable
  preferred securities...        --              16
Preferred dividend
  requirements...........        --               3
                               ----         -------
Net income (loss)
  applicable to common
  shareholders before
  discontinued operations
  and extraordinary
  items..................      $ --         $   (71)
                               ====         =======
Weighted average number
  of shares issued and
  outstanding:
    Basic:...............
    Diluted..............
Earnings (loss) per share
  (10):
    Basic................
    Diluted..............

         The accompanying notes are an integral part of this statement.

       UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (1)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                         SPRINT                                  SPRINT                    WORLDCOM
                           WORLDCOM       FON                      WORLDCOM       PCS                        PCS
                          HISTORICAL   HISTORICAL    PRO FORMA    PRO FORMA    HISTORICAL    PRO FORMA    PRO FORMA     INTERGROUP
                             (2)          (2)       ADJUSTMENTS    COMBINED       (2)       ADJUSTMENTS    COMBINED    ELIMINATIONS
                          ----------   ----------   -----------   ----------   ----------   -----------   ----------   ------------
Revenues................   $37,120      $ 17,016      $  (536)(6)  $53,600      $ 3,180       $    --      $ 3,180       $  (268)(7)
Operating expenses:
  Line costs............    15,951         7,724         (536)(6)   23,139        3,150            --        3,150          (268)(7)
  Selling, general and
    administrative......     8,935         4,233           --       13,168        1,744            --        1,744            --
Goodwill and PCS
  licenses
  amortization..........     1,207            42          (42)(9)    4,172          184          (184)(9)    2,416            --
                                                        2,965 (8)                               2,416 (8)
Depreciation and other
  amortization..........     3,147         2,087           --        5,234        1,339            --        1,339            --
In-process research and
  development and other
  charges...............        (8)           --           --           (8)          --            --           --            --
                           -------      --------      -------      -------      -------       -------      -------       -------
Operating income
  (loss)................     7,888         2,930      (2,923)        7,895       (3,237)      (2,232)       (5,469)           --
Other income (expense):
  Interest expense......      (966)         (182)          --       (1,148)        (698)           --         (698)           20 (7)
  Other.................       242            49           --          291           46            --           46           (20)(7)
                           -------      --------      -------      -------      -------       -------      -------       -------
Income (loss) before
  income taxes and
  minority interests....     7,164         2,797       (2,923)       7,038       (3,889)       (2,232)      (6,121)           --
Provision (benefit) for
  income taxes..........     2,965         1,061           --        4,026       (1,388)           --       (1,388)           --
                           -------      --------      -------      -------      -------       -------      -------       -------
Income (loss) before
  minority interests....     4,199         1,736       (2,923)       3,012       (2,501)       (2,232)      (4,733)           --
Minority interests......       186            --           --          186          (20)           --          (20)           --
                           -------      --------      -------      -------      -------       -------      -------       -------
Income (loss) before
  discontinued
  operations and
  extraordinary items...     4,013         1,736       (2,923)       2,826       (2,481)       (2,232)      (4,713)           --
Distributions on
  subsidiary trust
  mandatorily redeemable
  preferred
  securities............        63            --           --           63           --            --           --            --
Preferred dividend
  requirements..........         9            (7)          --            2           15            --           15            --
                           -------      --------      -------      -------      -------       -------      -------       -------
Net income (loss)
  applicable to common
  shareholders before
  discontinued
  operations and
  extraordinary items...   $ 3,941      $  1,743      $(2,923)     $ 2,761      $(2,496)      $(2,232)     $(4,728)      $    --
                           =======      ========      =======      =======      =======       =======      =======       =======
Weighted average number
  of shares issued and
  outstanding:
    Basic:..............     2,821           868        1,492        4,313          920           920          920
                           =======      ========      =======      =======      =======       =======      =======
    Diluted.............     2,925           887        1,522        4,447          920           920          920
                           =======      ========      =======      =======      =======       =======      =======
Earnings (loss) per
  share(10):
    Basic...............   $  1.40      $   2.01                   $  0.64      $ (2.71)                   $ (5.14)
                           =======      ========                   =======      =======                    =======
    Diluted.............   $  1.35      $   1.97                   $  0.62      $ (2.71)                   $ (5.14)
                           =======      ========                   =======      =======                    =======


                            WORLDCOM
                          CONSOLIDATED
                          ------------
Revenues................    $56,512
Operating expenses:
  Line costs............     26,021
  Selling, general and
    administrative......     14,912
Goodwill and PCS
  licenses
  amortization..........      6,588
Depreciation and other
  amortization..........      6,573
In-process research and
  development and other
  charges...............         (8)
                            -------
Operating income
  (loss)................      2,426
Other income (expense):
  Interest expense......     (1,826)
  Other.................        317
                            -------
Income (loss) before
  income taxes and
  minority interests....        917
Provision (benefit) for
  income taxes..........      2,638
                            -------
Income (loss) before
  minority interests....     (1,721)
Minority interests......        166
                            -------
Income (loss) before
  discontinued
  operations and
  extraordinary items...     (1,887)
Distributions on
  subsidiary trust
  mandatorily redeemable
  preferred
  securities............         63
Preferred dividend
  requirements..........         17
                            -------
Net income (loss)
  applicable to common
  shareholders before
  discontinued
  operations and
  extraordinary items...    $(1,967)
                            =======
Weighted average number
  of shares issued and
  outstanding:
    Basic:..............
    Diluted.............
Earnings (loss) per
  share(10):
    Basic...............
    Diluted.............

           The accompanying notes are an integral part of this statement.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. The unaudited pro forma financial data do not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the merger. WorldCom is in the process of developing its plan to integrate the operations of Sprint which may include exit costs. As a result of this plan, a charge, or increase to purchase cost, which may be material but which cannot be quantified at the date of this prospectus, is expected to be recognized in the period in which such exit plan has been approved by the appropriate level of management. Furthermore, the unaudited pro forma financial data do not reflect any expense of intangible assets attributable to the value of any in-process research and development projects of Sprint at the time of the merger. However, WorldCom intends to undertake a study to determine the allocation of the total purchase price to the various assets acquired, including in-process research and development, and the liabilities assumed. To the extent that a portion of the purchase price is allocated to in-process research and development projects of Sprint, a charge would be recognized in the period in which the merger occurs. The unaudited pro forma financial data are not necessarily indicative of the operating results or financial position that would have occurred had the merger been completed at the dates indicated, nor are they necessarily indicative of future operating results or financial position. The purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for purposes of developing such pro forma financial information.

2. These columns represent historical results of operations and finanical position.

    In November 1998, Sprint stockholders approved the formation of the Sprint FON Group and the Sprint PCS Group and the creation of the Sprint FON common stock and the Sprint PCS common stock. The Sprint PCS common stock was designed to reflect the performance of Sprint's domestic wireless personal communication services, or PCS, operations. The Sprint FON common stock was designed to reflect the performance of all other Sprint operations.

    The following table presents a reconciliation of Sprint's consolidated results of operations for the three months ended March 31, 2000 (in millions):

                                                        SPRINT     SPRINT
                                                         FON        PCS       INTERGROUP       SPRINT
                                                        GROUP      GROUP     ELIMINATIONS   CONSOLIDATED
                                                       --------   --------   ------------   ------------
Revenues.............................................   $4,397     $1,177        $(95)         $5,479
Line costs...........................................    2,031        903         (95)          2,839
Selling, general and administrative..................    1,063        455          --           1,518
Goodwill and PCS licenses amortization...............       10         47          --              57
Depreciation and other amortization..................      535        374          --             909
                                                        ------     ------        ----          ------
Operating income (loss)..............................      758       (602)         --             156
                                                        ------     ------        ----          ------
Other income (expense):
  Interest expense...................................      (39)      (220)          5            (254)
  Other..............................................        7         26          (5)             28
                                                        ------     ------        ----          ------
Income (loss) before income taxes....................      726       (796)         --             (70)
Provision (benefit) for income taxes.................      281       (286)         --              (5)
                                                        ------     ------        ----          ------
Income (loss) before discontinued operations and
  extraordinary items................................      445       (510)         --             (65)
Preferred dividends..................................       (2)         4          --               2
                                                        ------     ------        ----          ------
Net income (loss) applicable to common shareholders
  before discontinued operations and extraordinary
  items..............................................   $  447     $ (514)       $ --          $  (67)
                                                        ======     ======        ====          ======

    The following table presents a reconciliation of Sprint's consolidated results of operations for the year ended December 31, 1999 (in millions):

                                                      SPRINT     SPRINT
                                                       FON        PCS       INTERGROUP       SPRINT
                                                      GROUP      GROUP     ELIMINATIONS   CONSOLIDATED
                                                     --------   --------   ------------   ------------
Revenues...........................................  $17,016    $ 3,180        $(268)        $19,928
Line costs.........................................    7,724      3,150         (268)         10,606
Selling, general and administrative................    4,233      1,744           --           5,977
Goodwill and PCS licenses amortization.............       42        184           --             226
Depreciation and other amortization................    2,087      1,339           --           3,426
                                                     -------    -------        -----         -------
Operating income (loss)............................    2,930     (3,237)          --            (307)
                                                     -------    -------        -----         -------
Other income (expense):
  Interest expense.................................     (182)      (698)          20            (860)
  Other............................................       49         46          (20)             75
                                                     -------    -------        -----         -------
Income (loss) before income taxes and minority
  interests........................................    2,797     (3,889)          --          (1,092)
Provision (benefit) for income taxes...............    1,061     (1,388)          --            (327)
Minority interests.................................       --        (20)          --             (20)
                                                     -------    -------        -----         -------
Income (loss) before discontinued operations and
  extraordinary items..............................    1,736     (2,481)          --            (745)
Preferred dividends................................       (7)        15           --               8
                                                     -------    -------        -----         -------
Net income (loss) applicable to common shareholders
  before discontinued operations and extraordinary
  items............................................  $ 1,743    $(2,496)       $  --         $  (753)
                                                     =======    =======        =====         =======

3. This adjustment reflects the excess of consideration over net assets acquired. The following is a calculation (in millions, except per share data):

Sprint FON common stock outstanding at March 31, 2000.......       790
Shares issuable upon conversion of Sprint FT/DT class A
  stock outstanding at March 31, 2000 (represents the right
  to one share of Sprint series 3 FON common stock).........        86
Shares issuable upon conversion of Sprint first and second
  series preferred stock....................................         2
                                                              --------
Sprint FON common stock assumed outstanding at March 31,
  2000......................................................       878
Assumed FON exchange ratio per share........................    1.5960
                                                              --------
WorldCom group common stock assumed to be issuable for
  Sprint FON common stock...................................     1,401
                                                              --------
Sprint PCS common stock outstanding at March 31, 2000.......       915
Shares issuable upon conversion of Sprint FT/DT class A
  stock outstanding at March 31, 2000 (represents the right
  to one- half share of one share of Sprint series 3 PCS
  common stock).............................................        43
Shares issuable upon conversion of Sprint seventh series
  preferred stock...........................................        16
Shares issuable upon conversion of Sprint first and second
  series preferred stock....................................         1
                                                              --------
Sprint PCS common stock assumed outstanding at March 31,
  2000......................................................       975
PCS exchange ratio per share................................  0.116025
                                                              --------
WorldCom group common stock assumed to be issuable for
  Sprint PCS common stock...................................       113
                                                              --------
Total WorldCom group common stock assumed to be issuable....     1,514
WorldCom group common stock assumed average price based on
  the WorldCom Common Stock average closing price before and after the merger was announced............................  $47.6181
                                                              --------
                                                              $ 72,094
Fair value of FON options...................................     2,600
                                                              --------
                                                                74,694
Total WorldCom PCS group common stock assumed to be
  issuable..................................................       975
WorldCom PCS group common stock assumed average price based
  on the average closing price of Sprint series 1 PCS common stock before and after the merger was announced...........  $ 37.235
                                                              --------
                                                              $ 36,304
Fair value of PCS options...................................     2,171
                                                              --------
                                                                38,475
Estimated transaction costs.................................       250
                                                              --------
Total consideration.........................................   113,419
Elimination of Sprint's historical goodwill and PCS licenses
  at March 31, 2000.........................................     8,406
Historical net book value at March 31, 2000 of Sprint net
  assets acquired...........................................   (14,223)
                                                              --------
Excess of consideration over net assets acquired............  $107,602
                                                              ========

    The determination of the fair value for Sprint capital stock has been based upon the assumed FON exchange ratio. The actual FON exchange ratio may vary as described in Current Report on

    Form 8-K-1 dated April 11, 2000 (filed April 11, 2000) (File No. 0-11258) and incorporated herein by reference. For securities other than the Sprint FON common stock and the Sprint PCS common stock, their fair values were determined based upon the securities into which they convert.

    The total consideration will be allocated to the assets and liabilities of Sprint based on their estimated fair values. The excess of consideration over the historical book value of Sprint's net assets acquired has been preliminarily allocated to goodwill. A final allocation of the purchase price to the assets acquired and liabilities assumed of Sprint is dependent upon valuations and studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying pro forma financial information. These valuations are expected to be completed around the effective date of the merger. WorldCom's management believes the consideration in excess of the historical book value of Sprint's net assets acquired primarily comprises goodwill and other intangible assets. To the extent that a portion of the purchase price is allocated to in-process research and development projects for which technological feasibility has not been established and the technology has no future alternative use, a charge would be recognized in the period in which the merger occurs (See
    Note 1).

    Additionally, the merger agreement provides that, in several circumstances, WorldCom or Sprint may be required to pay the other party a termination fee of $2.5 billion. If such a payment is made it would be reflected in the financial statements in the period in which such an event occurs. Concurrent with the merger agreement the companies have also entered into various commercial agreements enabling Sprint to purchase WorldCom's international communications products and services, providing for the purchase by the parties of local access and transport services from each other and allowing WorldCom to offer Sprint's PCS services. The accounting for those relationships will be reflected in the operations of the respective company when the services are provided and disclosed, if material, in the footnotes to the financial statements. Before the execution of the merger agreement, Sprint entered into contingency employment and non-compete agreements with certain key employees that provide various benefits, including compensation payments if employment is involuntarily terminated following a change of control. A change of control is deemed to occur if a third party acquires 20% or more of the outstanding voting stock of Sprint or if there is a change of a majority of the Sprint board of directors within a two-year period. Amounts contingently payable under these agreements not currently reflected in the pro forma data could approximate $100 million. Should these amounts become payable, the amounts would be included in the allocation of the purchase price.

4. These adjustments represent the elimination of Sprint's shareholders' equity accounts and the Sprint first series preferred stock and the Sprint second series preferred stock.

5.  These adjustments represent the issuance of:

    (a) approximately 1,514 million shares of WorldCom group common stock at an assumed FON exchange ratio of 1.5960 shares of WorldCom group common stock for each share of Sprint FON common stock outstanding and each share of Sprint FT/DT class A stock outstanding, 0.116025 shares of WorldCom group common stock for each share of Sprint PCS common stock outstanding and 0.0580125 shares of WorldCom group common stock for each share of Sprint FT/DT class A stock outstanding. The actual FON exchange ratio may vary as described in WorldCom's Current Report on Form 8-K-1 dated April 11, 2000 (filed April 11, 2000) (File No. 0-11258) and incorporated herein by reference.

    (b) approximately 958 million shares of WorldCom PCS group common stock for the shares of Sprint PCS common stock outstanding and one-half of a share of WorldCom PCS group common stock for each share of Sprint FT/DT class A stock outstanding.

    (c) approximately 95 shares of WorldCom series 5 preferred stock for the shares of Sprint fifth series preferred stock outstanding.

    (d) approximately 247,000 shares of WorldCom series 7 preferred stock for the shares of Sprint seventh series preferred stock outstanding.

6. These estimated adjustments eliminate the revenues and corresponding line costs attributable to the intercompany transactions between WorldCom and Sprint.

7. These adjustments eliminate the intergroup transactions between Sprint's FON and PCS groups.

8. This entry reflects the adjustment to amortization for the effect of the excess of consideration over net assets acquired in the merger. For purposes of the unaudited pro forma condensed combined financial statements, the excess consideration has been amortized over an estimated life of 20 years. WorldCom's management currently believes that amounts allocated to goodwill will be amortized over a life not to exceed 25 years while other intangible assets may be amortized over shorter periods, consequently reducing net income reported by WorldCom. Assuming an estimated useful life of 10 years, each $1 billion of consideration allocated to intangible assets other than goodwill would have the effect of decreasing net income by approximately
    $12 million annually. A final determination of the lives attributable to the intangible assets has not yet been made (See Note 1). As discussed in
    Note 3, a portion of the excess consideration may be allocated to in-process research and development projects. To the extent amounts are allocated to in-process research and development projects, pro forma amortization expense would be ratably reduced accordingly. For example, if $500 million were allocated to in-process research and development projects, it would have the effect of increasing net income in subsequent periods by approximately
    $25 million.

    Excess consideration and the related amortization expense was allocated between Sprint's FON and PCS groups based upon the amount of consideration to be issued to each group and their respective net assets at March 31, 2000. Additionally, since the value of WorldCom group common stock to be exchanged for Sprint FON common stock is subject to a collar, the final determination of the value of WorldCom group common stock to be exchanged may not be known until completion of the merger. However, any impact on the total consideration exchanged for the shares of Sprint FON common stock due to a movement of the WorldCom common stock price outside the collar described below is not expected to significantly impact the purchase price. For purposes of the unaudited pro forma condensed combined financial statements, the total consideration and related amortization is based upon a value of $76.00 per share for each share of Sprint FON common stock exchanged, which represents the value of the WorldCom group common stock to be exchanged if the average closing price of WorldCom common stock is greater than $41.4350 and less than $53.9007 before the completion of merger. If the average closing price per share of WorldCom common stock equals or exceeds $53.9007, the FON exchange ratio will be 1.4100; and if it equals or is less than $41.4350, the FON exchange ratio will be 1.8342.

9. These entries represent the estimated elimination of Sprint's historical goodwill and PCS licenses amortization.

10. Pro forma per share data are based on the number of shares of WorldCom common and common equivalent shares that would have been outstanding had the merger occurred on January 1, 1999.

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of the debt securities set forth under "Description of Debt Securities" beginning on page 7 in the accompanying prospectus. This description replaces the description of the notes in the accompanying prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

CERTAIN TERMS OF THE FLOATING RATE NOTES DUE 20

    The floating rate notes due 20 are a series of debt securities described in the accompanying prospectus, which will be senior debt securities, will
initially be limited to $    million aggregate principal amount and will mature
on                 , 20  . The accompanying prospectus contains a detailed
summary of additional provisions of the floating rate notes and of the indenture under which the floating rate notes will be issued.

    The floating rate notes will bear interest at a floating rate of interest
from                 , 2000, payable quarterly in arrears on     ,     ,
    ,and                 of each year, commencing                 , 2000, to the
persons in whose names the floating rate notes are registered at the close of
business on the preceding     ,     ,     or                 , each a record
date, as the case may be. Principal of and interest on the floating rate notes will be payable, and the floating rate notes may be presented for repayment, at the office or agency of WorldCom maintained for such purposes in New York, New York.

    The floating rate notes will not be subject to any sinking fund.

    RATE OF INTEREST

    The rate of interest payable from time to time in respect of the floating rate notes, which we refer to as the "Rate of Interest," will be a floating rate subject to adjustment on a quarterly basis and determined by reference to LIBOR for three-month U.S. dollar deposits, determined as described below, plus a
spread of     % per annum. All percentages resulting from any calculation on the floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or
 .0987655), and all dollar amounts used in or resulting from such calculation on the floating rate notes will be rounded to the nearest cent, with one-half cent being rounded upward.

    (1) At approximately 11:00 a.m. (London time) on the second day on which commercial banks are open for business, including dealings in deposits in U.S. dollars in London (or, for purposes of paragraph (3)(B) below, New York), prior to the commencement of the Interest Period for which such rate will apply (each
such day an "Interest Determination Date"),                         , as the
calculation agent or its successors in this capacity, which we refer to as the "Calculation Agent," will calculate the rate of interest, which we refer to as "Rate of Interest", for such Interest Period as, subject to the provisions
described below, the rate per annum equal to    % above the rate appearing on
the Dow Jones Telerate Page 3750 (or such other page as may replace that page on the Dow Jones Telerate Service) for three-month U.S. dollar deposits in the London inter-bank market on such Interest Determination Date.

    (2) If on any Interest Determination Date an appropriate rate cannot be determined from the Dow Jones Telerate Service, the Rate of Interest for the next Interest Period shall, subject to the provisions described below, be the
rate per annum that the Calculation Agent certifies to be    % per annum above
the arithmetic mean of the offered quotations, as communicated to and at the request of the Calculation Agent by not less than two major banks in London selected by the Calculation Agent, which we refer to as the "Reference Banks," which term shall include any successors nominated by the

Calculation Agent, to leading banks in London by the principal London offices of the Reference Banks for three-month U.S. dollar deposits in the London inter-bank market as at 11:00 a.m. (London time) on such Interest Determination Date.

    (3) If on any Interest Determination Date fewer than two of such offered rates are available, the Rate of Interest for the next Interest Period shall be whichever is the higher of:

        (A) The Rate of Interest in effect for the last preceding Interest Period to which (1) or (2) above shall have applied; and

        (B)  The Reserve Interest Rate. The "Reserve Interest Rate" refers to
    the rate per annum which the Calculation Agent determines to be     % per
    annum above either:

       - The arithmetic mean of the U.S. dollar offered rates which at least two New York City banks selected by the Calculation Agent are or were quoting, on the relevant Interest Determination Date, for three-month deposits to the Reference Banks or those of them (being at least two in number) to which such quotations are or were, in the opinion of the Calculation Agent, being so made, or

       - In the event that the Calculation Agent can determine no such arithmetic mean, the arithmetic mean of the U.S. dollar offered rates which at least two New York City banks selected by the Calculation Agent are or were quoting on such Interest Determination Date to leading European banks for a period of three months;

    PROVIDED, HOWEVER, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned above, the Rate of Interest shall be the Rate of Interest specified in (A) above.

    DETERMINATION OF RATE OF INTEREST AND CALCULATION OF INTEREST AMOUNT

    The Calculation Agent shall, as soon as practicable after 11:00 a.m. (London time) on each Interest Determination Date, determine the Rate of Interest and calculate the amount of interest payable in respect of the following Interest Period, which we refer to as the "Interest Amount". The Interest Amount shall be calculated by applying the Rate of Interest to the principal amount of each floating rate note outstanding at the commencement of the Interest Period, multiplying each such amount by the actual number of days in the Interest Period concerned (which actual number of days shall include the first day but exclude the last day of such Interest Period) divided by 360 and rounding the resultant figure upwards to the nearest cent. The determination of the Rate of Interest and the Interest Amount by the Calculation Agent shall, in the absence of willful default, bad faith or manifest error, be final and binding on all parties. In no event will the rate of interest on the floating rate notes be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

    CALCULATION AGENT

    WorldCom shall provide that, so long as any of the floating rate notes remain outstanding, there shall at all times be a Calculation Agent for the purpose of such notes. In the event of the Calculation Agent being unable or unwilling to continue to act as the Calculation Agent or in the case of the Calculation Agent failing duly to establish the Rate of Interest for any Interest Period, WorldCom shall appoint another leading bank engaged in the London inter-bank market to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid.

    CERTIFICATES TO BE FINAL

    All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions relating to the payment and calculation of interest on the floating rate notes, whether by the Reference Banks, or any of them, or the Calculation Agent, shall, in the absence of willful default, bad faith or manifest error, be binding on

WorldCom, the Calculation Agent and all of the noteholders and no liability shall, in the absence of willful default, bad faith or manifest error, attach to the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretions.

CERTAIN TERMS OF THE NOTES DUE 20

    The notes due 20 are a series of debt securities described in the accompanying prospectus, which will be senior debt securities, will initially be
limited to $         million aggregate principal amount and will mature on
      , 20 . The accompanying prospectus contains a detailed summary of additional provisions of the notes due 20 and of the indenture dated as of May
  , 2000 between WorldCom and Chase Manhattan Trust Company, National Association, as trustee, under which the notes due 20 will be issued.

    The notes due 20  will bear interest at the rate of   % per annum from
      , 2000, payable semiannually in arrears on             and   of   each
year, commencing       , 2000, to the persons in whose names the notes due 20
are registered at the close of business on the preceding   or   , each a record
date, as the case may be. Principal of and interest on the notes due 20 will be payable, and the notes due 20 may be presented for repayment, at the office or agency of WorldCom maintained for such purposes in New York, New York. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    The notes due 20  will not be subject to any sinking fund.

CERTAIN TERMS OF THE NOTES DUE 20

    The notes due 20 are a series of debt securities described in the accompanying prospectus, which will be senior debt securities, will initially be
limited to $         million aggregate principal amount and will mature on
      , 20 . The accompanying prospectus contains a detailed summary of additional provisions of the notes due 20 and of the indenture under which the notes due 20 will be issued.

    The notes due 20  will bear interest at the rate of   % per annum from
      , 2000, payable semiannually in arrears on   and   of each year,
commencing       , 2000, to the persons in whose names the notes due 20  are
registered at the close of business on the preceding             or       , each
a record date, as the case may be. Principal of and interest on the notes due
20 will be payable, and the notes due 20 may be presented for repayment, at the office or agency of WorldCom maintained for such purposes in New York, New York. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    The notes due 20  will not be subject to any sinking fund.

CERTAIN TERMS OF THE NOTES DUE 20

    The notes due 20 are a series of debt securities described in the accompanying prospectus, which will be senior debt securities, will initially be
limited to $         million aggregate principal amount and will mature on
      , 20 . The accompanying prospectus contains a detailed summary of additional provisions of the notes due 20 and of the indenture under which the notes due 20 will be issued.

    The notes due 20  will bear interest at the rate of   % per annum from
      , 2000, payable semiannually in arrears on             and             of
each year, commencing       , 2000, to the persons in whose names the notes due
20  are registered at the close of business on the preceding   or   , each a
record date, as the case may be. Principal of and interest on the notes due 20 will be payable, and the notes due 20 may be presented for repayment, at the office or agency of WorldCom maintained for such purposes in New York, New York. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    The notes due 20  will not be subject to any sinking fund.

GENERAL

    If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. As used in this prospectus supplement, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the place of presentation.

    The notes, the indenture and the underwriting agreement are governed by, and will be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

    In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See "Description of Debt Securities--Defeasance; Satisfaction and Discharge" on page 15 in the accompanying prospectus for more information about how we may do this.

    We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the applicable notes. Any additional notes having such similar terms, together with the applicable notes, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the applicable series of notes.

    We have appointed Kredietbank S.A. Luxembourgeoise as paying agent and transfer agent in Luxembourg with respect to the notes in definitive form. As long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices" below.

RANKING

    The notes will be senior unsecured obligations of ours and will rank PARI PASSU, or equally and ratably, with all other senior unsecured and unsubordinated indebtedness of ours from time to time outstanding.

    The notes will be effectively subordinated to any secured indebtedness of ours to the extent of the value of the assets securing such indebtedness. The indenture permits us and our Restricted Subsidiaries to incur or permit to be outstanding secured indebtedness in an aggregate amount not exceeding 10% of our total assets, including those of our subsidiaries, in addition to Permitted Liens, all as described under "Description of Debt Securities--Certain Restrictions--Limitation on Liens" beginning on page 11 in the accompanying prospectus. Our assets consist principally of the stock of and advances to our subsidiaries. Almost all of the operating assets of WorldCom and our consolidated subsidiaries are owned by such subsidiaries, and we rely primarily on interest and dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. The notes will be structurally subordinated to all obligations, including trade payables, of our subsidiaries, to the extent of the assets of such subsidiaries available to satisfy such obligations.

    Upon consummation of the Sprint merger, Sprint would be merged into WorldCom, and the notes would be structurally subordinated to all obligations of Sprint's subsidiaries. See "Unaudited Pro Forma Condensed Combined Financial Statements" in this prospectus supplement and the unaudited financial statements of Sprint for the quarter ended March 31, 2000 and the related Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in WorldCom's Current Report on Form 8-K dated May 16, 2000 (filed on May 16,
2000), and the financial statements of Sprint for the year ended December 31, 2000 and the related Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in WorldCom's Current Report on Form 8-K-2 dated April 11, 2000 (filed on April 11, 2000), which are incorporated by reference herein.

OPTIONAL REDEMPTION

    The notes due 20 , the notes due 20 and the notes due 20 will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of notes, at respective redemption prices equal to the greater of:

    - 100% of the principal amount of the notes to be redeemed or

    - the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined below, plus:

       -- basis points for the notes due 20  ,

       -- basis points for the notes due 20  , or

       -- basis points for the notes due 20  ,

plus, in each case, accrued interest to the date of redemption which has not been paid.

    "Treasury Rate" means, with respect to any redemption date for the notes:

    - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

    - if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes due 20 , the notes due 20 or the notes due
20 , as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

    "Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by WorldCom.

    "Comparable Treasury Price" means, with respect to any redemption date for the notes:

    - the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

    - if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the trustee.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such Redemption Date.

    "Reference Treasury Dealer" means each of Salomon Smith Barney Inc.,
J.P. Morgan Securities Inc., and two other treasury dealers selected by WorldCom, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a "Primary Treasury Dealer," WorldCom will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

    "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such Redemption Date.

    On and after the Redemption Date, interest will cease to accrue on the notes or any portion thereof called for redemption, unless WorldCom defaults in the payment of the Redemption Price and accrued interest. On or before the Redemption Date, WorldCom shall deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes due 20 , the notes due 20 or the notes due 20 are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

BOOK-ENTRY, DELIVERY AND FORM

    The notes will be issued in the form of one or more fully registered global notes, which we refer to as the "Global Notes," which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as the "Depositary" or "DTC," and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking, Societe Anonyme, which we refer to as "Clearstream, Luxembourg," or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, which we refer to as "Euroclear," if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank will act as depositary for Euroclear, which we refer to in such capacities as the "U.S. Depositaries." Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

    The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, which we refer to as "Clearstream, Luxembourg Customers," and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Customers through electronic book-entry transfers between their accounts. Clearstream, Luxembourg provides to Clearstream, Luxembourg Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream, Luxembourg Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Customer.

    Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

    Euroclear advises that it was created in 1968 to hold securities for its participants, which we refer to as "Euroclear Participants," and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York, which we refer to as the "Euroclear Operator," under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation, which we refer to as the "Cooperative." All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of

Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as, the "Terms and Conditions." The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

    Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

    The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

    Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

    Individual certificates in respect of the notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In the event that individual certificates are issued, holders of the notes will be able to receive payments, including principal and interest, on the notes and effect transfer of the notes at the offices of our paying and transfer agent in Luxembourg, Kredietbank S.A Luxembourgeoise.

    Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC.

    A further description of the Depositary's procedures with respect to the Global Notes is set forth in the accompanying prospectus under "Book-Entry Debt Securities" beginning on page 18. The Depositary has confirmed to us, the underwriters and the trustee that it intends to follow such procedures.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

    Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Clearstream, Luxembourg Customers or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the notes by or through a Clearstream, Luxembourg Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement rate but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

    Although the Depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAX REDEMPTION

    The notes may be redeemed as a whole, at our option at any time prior to maturity, upon the giving of a notice of redemption as described below, if
(a) we determine that, as a result of any change in or amendment to the laws, or any regulations or rulings promulgated thereunder, of the United

States or of any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, we have or will become obligated to pay additional amounts as described under "--Payment of Additional Amounts" below or (b) a taxing authority of the United States takes an action on or after the date of this prospectus supplement whether or not with respect to us or any of our affiliates that results in a substantial probability that we will or may be required to pay such additional amounts, in either case, with respect to such notes for reasons outside our control and after taking reasonable measures available to us to avoid such obligation. The notes will be redeemed at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption. Prior to the giving of any notice of redemption pursuant to this paragraph, we will deliver to the trustee:

    - a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and

    - an opinion of independent counsel satisfactory to the trustee to the effect that we have or will become obligated or there is a substantial probability that we will or may be required to pay such additional amounts for the reasons described above;

provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay such additional amounts if a payment in respect of the note were then due.

    Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. This notice will be given in accordance with "--Notices" below.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to certain exceptions and limitations set forth below, pay such additional amounts to the beneficial owner of any note who is a Non-U.S. Holder, as defined below, as may be necessary in order that every net payment of principal of and interest on such note and any other amounts payable on such note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States, or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such note to be then due and payable. We will not, however, be required to make any such payment of additional amounts to any beneficial owner for or on account of:

    - any such tax, assessment or other governmental charge that would not have been so imposed or withheld but for the existence of any present or former connection between such beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein;

    - any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

    - any tax, assessment or other governmental charge imposed or withheld by reason of such beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

    - any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any note;

    - any tax, assessment or other governmental charge that would not have been imposed or withheld but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein or by an applicable income tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;

    - any tax, assessment or other governmental charge imposed or withheld by reason of such beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a controlled foreign corporation that is related directly or indirectly to us through stock ownership;

    - to the extent applicable, any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

    - any tax, assessment or governmental charge any paying agent must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

    - any combination of these factors.

    Such additional amounts shall also not be paid with respect to any payment on a note to a Non-U.S. Holder, as defined below, who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States, or any political subdivision thereof, to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had such beneficiary, settlor, member or beneficial owner, as the case may be, held its interest in the note directly. The term "Non-U.S. Holder" is defined below and includes a foreign partnership to the extent that one or more of its members is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

    Our notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "--Tax Redemption," we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

NOTICES

    Notices to holders of the notes will be sent by mail to the registered holders and will be published, whether the notes are in global or definitive form, and so long as the notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the LUXEMBURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

                  UNITED STATES TAXATION FOR NON-U.S. HOLDERS

GENERAL

    This section summarizes the material U.S. federal income tax consequences to Non-U.S. Holders of notes, as defined below. It represents the views of our tax counsel, Bryan Cave LLP. However, the discussion is limited in the following ways:

    - The discussion only covers you if you buy your notes in the initial offering.

    - The discussion only covers you if you hold your notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

    - The discussion does not cover tax consequences that depend upon your particular tax circumstances. You should consult your tax advisor about the consequences of holding notes in your particular situation.

    - The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

    - The discussion does not cover state, local or foreign law.

    - The discussion does not apply to you if you (a) own 10% or more of the voting stock of WorldCom, (b) are a "controlled foreign corporation" with respect to WorldCom, or (c) are a bank making a loan in the ordinary course of its business.

    - We have not requested a ruling from the IRS on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

    IF YOU ARE CONSIDERING BUYING NOTES, YOU SHOULD CONSULT YOUR TAX ADVISORS ABOUT THE TAX CONSEQUENCES OF HOLDING THE NOTES IN YOUR PARTICULAR SITUATION.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

    A "Non-U.S. Holder" is:

    - an individual that is not a citizen or resident of the U.S.;

    - a corporation organized or created under non-U.S. law; or

    - an estate or trust that is not subject to U.S. federal income tax on its worldwide income.

    If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

WITHHOLDING TAXES

    Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

    However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

    - You provide your name, address, and a signed statement that you are the beneficial owner of the note and are not a U.S. Holder. This statement is generally made on Form W-8 or Form W-8BEN. After December 31, 2000, only Form W-8BEN will be acceptable.

    - You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on Form 1001 or Form W-8BEN. After December 31, 2000, only Form W-8BEN will be acceptable.

    - You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. This claim is generally made on Form 4224 or Form W-8ECI. After December 31, 2000, only Form W-8ECI will be acceptable.

    A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false. You should consult your tax advisor about the specific methods for satisfying these requirements.

SALE OR RETIREMENT OF NOTES

    If you sell a note or it is redeemed, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

    - The gain is connected with a trade or business that you conduct in the U.S.

    - You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

U.S. TRADE OR BUSINESS

    If you hold your note in connection with a trade or business that you are conducting in the U.S.:

    - Any interest on the note, and any gain from disposing of the note, generally will be subject to U.S. federal income tax.

    - If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the note. The branch profits tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    - Principal and interest payments received by you will generally be exempt from information reporting and backup withholding (imposed at a rate of 31%) if you provide the tax certifications needed to avoid withholding tax on interest, as described above. The exemption does not apply if the recipient of the applicable form has actual knowledge that the statements on the form are false. In addition, interest payments made to you will be reported to the IRS on Form 1042-S.

    - Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding (imposed at a rate of 31%) if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. You should consult your tax advisor concerning information reporting and backup withholding on a sale of your notes.

    - Backup withholding is not a separate tax, but is allowed as a refund or credit against your U.S. federal income tax, provided the necessary information is timely furnished to the IRS.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement dated as of the date of this prospectus supplement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:

                                           PRINCIPAL         PRINCIPAL      PRINCIPAL      PRINCIPAL
                                           AMOUNT OF         AMOUNT OF      AMOUNT OF      AMOUNT OF
UNDERWRITER                           FLOATING RATE NOTES   NOTES DUE 20   NOTES DUE 20   NOTES DUE 20
-----------                           -------------------   ------------   ------------   ------------
Salomon Smith Barney Inc............
J.P. Morgan Securities Inc..........
Banc of America Securities LLC......
Chase Securities Inc. ..............
Lehman Brothers Inc. ...............
Blaylock & Partners, L.P............
Credit Suisse First Boston
  Corporation.......................
Deutsche Bank Securities Inc. ......
Goldman, Sachs & Co. ...............
UBS Warburg LLC.....................
    Total:..........................

    Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. are lead managers for our offering of notes. Salomon Smith Barney Inc. is the book running manager for this offering.

    The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

    WorldCom has been advised by the underwriters that the underwriters propose initially to offer some of the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less concessions not in excess
of   %, in the case of the floating rate notes, not in excess of   %, in the
case of the notes due 20      , not in excess of   %, in the case of the notes
due 20  and not in excess of   %, in the case of the notes due 20  , of the
principal amount of the notes. The underwriters may allow, and these dealers may
reallow, concessions not in excess of   % of the principal amount of the notes
on sales of the notes to certain other dealers. After the initial public offering, the public offering prices and such concessions may be changed.

    In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when they, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

    Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

    We estimate that the total expenses of this offering will be approximately
$            .

    The underwriters and their affiliates have performed certain investment banking and advisory and general financing and banking services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, be customers of, engage in transactions with and perform services for us in the ordinary course of their business. Salomon Smith Barney Inc. has acted as financial advisor to WorldCom in connection with the Sprint merger, for which it has received certain fees and for which it expects to receive additional fees upon the closing of the Sprint merger.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

    The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

    Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

    In particular, each underwriter has represented and agreed that:

    - It has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

    - It has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

    - It has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

    - It will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

    Although application has been made to list the notes on the Luxembourg Stock Exchange, the notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue prices set forth on the cover page hereof. We have been advised by the underwriters for the notes that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information filed with the SEC (http://www.sec.gov).

    We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933 (the "Securities Act"). This prospectus is a part of that registration statement. The registration statement contains additional information about us and the debt securities. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC under File No. 000-11258:

    - Our Annual Report on Form 10-K for the year ended December 31, 1999.

    - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

    - Our Current Reports on Form 8-K dated October 4, 1999 (filed October 6,
      1999), Form 8-K dated October 5, 1999 (filed October 15, 1999),
      Form 8-K-1 dated April 11, 2000 (filed April 11, 2000), Form 8-K-2 dated April 11, 2000 (filed April 11, 2000) and Form 8-K dated May 16, 2000 (filed May 16, 2000).

    - All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we stop offering the debt securities (other than those portions of such documents described in paragraphs (i), (k), and
      (l) of Item 402 of Regulation S-K promulgated by the SEC).

    You may receive a copy of any of these filings (except exhibits, unless the exhibits are specifically incorporated), at no cost, by writing or telephoning:

                                 WorldCom, Inc.
                            500 Clinton Center Drive
                           Clinton, Mississippi 39056
                       Telephone Number (601) 460-5600 or
                                 (877) 624-9266
                    Attention: Investor Relations Department

    For as long as the notes are listed on the Luxembourg Stock Exchange, the documents incorporated by reference in this prospectus supplement and our periodic reports filed with the SEC are available without charge from our transfer and paying agent in Luxembourg, Kredeitbank S. A. Luxembourgeoise, 43 Boulevard Royal, L-2955 Luxembourg.

    You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                                 LEGAL MATTERS

    The legality of the notes offered by this prospectus will be passed upon for WorldCom by P. Bruce Borghardt, Esq., General Counsel--Corporate Development of WorldCom. Mr. Borghardt is paid a salary by WorldCom, is a participant in various employee benefit plans offered by WorldCom to employees of WorldCom generally and owns and has options to purchase shares of WorldCom common stock. Bryan Cave LLP, St. Louis, Missouri, is also representing us in connection with some of the aspects of the notes. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore is representing WorldCom in connection with the Sprint merger and may represent WorldCom in connection with other matters from time to time.

                              GENERAL INFORMATION

LISTING

    Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, WorldCom's amended and restated articles of incorporation, as amended, and restated by-laws and a legal notice relating to the issuance of the notes have been deposited prior to listing with the Chief Registrar of the District Court of Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, and indenture and our current Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as all such future reports, so long as any of the notes are outstanding, will be made available for inspection at the main office of Kredietbank S.A. Luxembourgeoise, in Luxembourg. Kredietbank S.A. Luxembourgeoise will act as intermediary for WorldCom and the holders of the notes. In addition, copies of the above reports of WorldCom may be obtained free of charge at such office. The underwriting agreement will be available for inspection at Kredietbank S.A. Luxembourgeoise. Kredietbank S.A. Luxembourgeoise will act as intermediary between the Luxembourg Stock Exchange and WorldCom and the holders of the notes so long as the notes are in global form.

INDEPENDENT ACCOUNTANTS

    The Independent Accountants of WorldCom are Arthur Andersen LLP, independent accountants, Jackson, Mississippi.

MATERIAL CHANGE

    Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in our financial position since March 31, 2000.

LITIGATION

    Other than as disclosed or contemplated in the documents incorporated herein by reference, neither we nor any of our subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes and we are not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

AUTHORIZATION

    Resolutions relating to the issue and sale of the notes were adopted by the Board of Directors of WorldCom on March 31, 2000.

IDENTIFICATION NUMBERS

    The notes have been accepted for clearing through Euroclear and Clearstream, Luxembourg. The notes have been assigned Euroclear and Clearstream, Luxembourg
Common Code No.             , International Security Identification Number
(ISIN) No.             and CUSIP No.             .

PROSPECTUS

                                     [LOGO]

                                DEBT SECURITIES

    This prospectus describes debt securities which we may issue and sell at various times:

    - The debt securities may be debentures, notes or other unsecured evidences of indebtedness of WorldCom.

    - We may issue them in one or several series.

    - The total principal amount of the debt securities we will issue under this prospectus will be not more than U.S. $15 billion (or the equivalent amount in other currencies).

    - The terms of each series of debt securities (interest rates, maturity, redemption provisions and other terms) will be determined at the time of sale, and will be specified in a prospectus supplement which will be delivered together with this prospectus at the time of the sale.

    We may sell debt securities to or through underwriters, dealers or agents. We may also sell debt securities directly to investors. More information about the way we will distribute the debt securities is under the heading "Plan of Distribution." Information about the underwriters or agents who will participate in any particular sale of debt securities will be in the prospectus supplement relating to that series of debt securities.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 12, 2000.

    We have not authorized anyone to give any information or to make any representations concerning the offering of the debt securities except that which is in this prospectus or in the prospectus supplement which is delivered with this prospectus, or which is referred to under "Where You Can Find More Information." If anyone gives you any other information or makes any other representations, you should not rely on them. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the debt securities which are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such debt securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of debt securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

                               TABLE OF CONTENTS

About This Prospectus..................      2

Where You Can Find More Information....      3

Cautionary Statement Regarding Forward-
  Looking Statements...................      4

WorldCom...............................      5

Recent Developments....................      5

Use Of Proceeds........................      6

Ratio Of Earnings To Fixed Charges.....      7

Description Of Debt Securities.........      7

Plan Of Distribution...................     17

Book-Entry Debt Securities.............     18

Certain United States Federal Income
  Tax Documentation Requirements For
  Non-U.S. Holders.....................     20

Lawyers................................     22

Experts................................     22

                             ABOUT THIS PROSPECTUS

    You should rely only on the information contained in or incorporated by reference into this prospectus. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the "SEC," utilizing a "shelf" registration process. Under this process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of U.S. $15,000,000,000 or the equivalent in other currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information filed with the SEC (http://www.sec.gov).

    We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933 (the "Securities Act"). This prospectus is a part of that registration statement. The registration statement contains additional information about us and the debt securities. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC under File No. 000-11258:

    - Our Annual Report on Form 10-K for the year ended December 31, 1999.

    - Our Current Reports on Form 8-K dated October 4, 1999 (filed October 6,
      1999), Form 8-K dated October 5, 1999 (filed October 15, 1999),
      Form 8-K-1 dated April 11, 2000 (filed April 11, 2000) and Form 8-K-2 dated April 11, 2000 (filed April 11, 2000).

    - All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we stop offering the debt securities (other than those portions of such documents described in paragraphs (i), (k), and
      (l) of Item 402 of Regulation S-K promulgated by the SEC).

    You may receive a copy of any of these filings (except exhibits, unless the exhibits are specifically incorporated), at no cost, by writing or telephoning:

                                 WorldCom, Inc.
                            500 Clinton Center Drive
                           Clinton, Mississippi 39056
                       Telephone Number (601) 460-5600 or
                                 (877) 624-9266
                    Attention: Investor Relations Department

    You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    The following statements are or may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

    - any statements contained or incorporated herein regarding possible or assumed future results of operations of WorldCom's business, anticipated cost savings or other synergies, the markets for WorldCom's services and products, anticipated capital expenditures, the outcome of Euro conversion efforts, regulatory developments or competition;

    - any statements preceded by, followed by or that include the words "intends," "estimates," "believes," "expects," "anticipates," "should," "could," or similar expressions; and

    - other statements contained or incorporated by reference herein regarding matters that are not historical facts.

    Such statements are subject to risks and uncertainties. You should understand that certain important factors, in addition to the factors discussed in the documents we incorporate by reference in this prospectus, could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements. You should not place undue reliance on any of our forward-looking statements, which speak only as of the date thereof. The important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, without limitation:

    - whether the Sprint merger is completed and the ability to integrate the operations of WorldCom and Sprint, including their respective products and services;

    - the effects of vigorous competition in the markets in which we operate;

    - the impact of technological change on our business, new entrants and alternative technologies, and dependence on availability of transmission facilities;

    - risks of international business;

    - regulatory risks, including the impact of the Telecommunications Act of 1996;

    - contingent liabilities;

    - the impact of competitive services and pricing;

    - risks associated with the Euro conversion efforts;

    - risks associated with debt service requirements and interest rate fluctuations;

    - our degree of financial leverage, and

    - other risks referenced from time to time in our filings with the SEC.

    Our independent public accountants have not examined or compiled the forward-looking statements referred to above or any forecasts or other projections incorporated by reference herein and, accordingly, they do not provide any assurance with respect to such statements.

    The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by WorldCom or persons acting on its behalf. WorldCom does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    WORLDCOM

    Organized in 1983, WorldCom, Inc., a Georgia corporation, provides a broad range of communications, outsourcing, and managed network services to both U.S. and non-U.S. based corporations. We are a global communications company utilizing a facilities-based, on-net strategy throughout the world. The on-net approach allows our customers to send data streams or voice traffic across town, across the U.S., or to any of our facilities-based networks in Europe or Asia, without ever leaving the confines of our network. The on-net approach provides our customers with superior reliability and low operating costs. Prior to September 15, 1998, we were named WorldCom, Inc. From September 15, 1998 through April 30, 2000, we were named MCI WORLDCOM, Inc. Effective May 1, 2000, we changed our name back to WorldCom, Inc.

    We leverage our facilities-based networks to focus on data and the Internet. We provide the building blocks or foundation for the new e-conomy. Whether it is an emerging e-business or a larger, more established company who is embracing an e-business approach, we provide the communications infrastructure to help make them successful. From private networking--frame relay and asynchronous transfer mode ("ATM")--to high capacity Internet and related services, to hosting for complex, high volume mega-sites, to turn-key network management and outsourcing, we provide the broadest range of Internet and traditional, private networking services available from any provider.

    Our core business is communications services, which includes voice, data, Internet and international services. During each of the last three years, more than 90% of our operating revenues were derived from communications services.

    We serve as a holding company for our subsidiaries' operations. Our principal executive offices are located at 500 Clinton Center Drive, Clinton, Mississippi 39056, and our telephone number is (601) 460-5600.

                              RECENT DEVELOPMENTS

    On October 5, 1999, we announced that we had entered into an Agreement and Plan of Merger dated as of October 4, 1999, which was amended and restated on March 8, 2000, between WorldCom and Sprint Corporation. Under the terms of the Sprint merger agreement, Sprint will merge with and into WorldCom.

    Sprint is a diversified telecommunications company, providing long distance, local and wireless communications services. Sprint's business is organized in two groups: the Sprint PCS group and Sprint FON group. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. In 1999 Sprint had $20 billion in annual revenues and serves more than 20 million business and residential customers. Additional information regarding Sprint and the Sprint merger agreement is contained in our Current Reports on Form 8-K-1 dated April 11, 2000 (filed April 11, 2000) and Form 8-K-2 dated April 11, 2000 (filed April 11,
2000), which is incorporated by reference herein.

    Under the merger agreement with Sprint, each outstanding share of Sprint FON common stock will be exchanged for $76.00 of WorldCom common stock, subject to a collar. In addition, each share of Sprint PCS common stock will be exchanged for one share of a new WorldCom PCS tracking stock and 0.116025 shares of WorldCom common stock. The terms of the WorldCom PCS tracking stock will be virtually identical to the terms of Sprint's PCS common stock and will be designed to track the performance of the PCS business of the surviving company in the Sprint merger. Holders of Sprint class A stock will receive that amount of WorldCom common stock and WorldCom PCS tracking stock as if such class A stock had been converted into Sprint FON common stock and Sprint PCS common stock immediately before the Sprint merger. Holders of the other classes or series of Sprint capital stock will receive one share of a class or series of our capital stock with virtually identical terms, which will be established in connection with the Sprint merger, for each share of Sprint capital stock that they own. Sprint has announced that it will redeem for cash each outstanding share of the Sprint first and second series preferred stock on May 25, 2000. The Sprint merger will be accounted for as a purchase and will be tax-free to Sprint stockholders.

    The actual number of shares of WorldCom common stock to be exchanged for each share of Sprint FON common stock will be determined based on the average trading prices of WorldCom common stock prior to the closing, but will not be less than 1.4100 shares (if WorldCom's average stock price equals or exceeds $53.9007) or more than 1.8342 shares (if WorldCom's average stock price equals or is less than $41.4350).

    Consummation of the Sprint merger is subject to various conditions set forth in the merger agreement with Sprint, including the adoption of the merger agreement by stockholders of Sprint, the approval of the Sprint merger by shareholders of WorldCom, the approval of the issuance of WorldCom capital stock in the Sprint merger by shareholders of WorldCom, certain U.S. and foreign regulatory approvals and other customary conditions. On April 28, 2000, special meetings of the shareholders of WorldCom and Sprint were held and the merger proposals were adopted and approved. It is anticipated that the Sprint merger will close in the second half of 2000. Additionally, if the Sprint merger is consummated, the integration and consolidation of Sprint would require substantial management and financial resources and involve a number of significant risks, including potential difficulties in assimilating technologies and services of Sprint and in achieving anticipated synergies and cost reductions.

                                USE OF PROCEEDS

    Unless we indicate otherwise in the prospectus supplement which accompanies this prospectus, we will use the net proceeds from the sale of the debt securities for general corporate purposes. These may include, but are not limited to, the repayment of indebtedness, acquisitions, additions to working capital, and capital expenditures. Pending such use, the proceeds may be invested temporarily in short-term marketable securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of our earnings to our fixed charges for each of the five years ended December 31, 1999. We base these ratios on our historical consolidated financial statements.

    For current information on the ratio or earnings to fixed charges, see "Where You Can Find More Information" on page 3.

                                                                           HISTORICAL
                                                      ----------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                        1995       1996       1997       1998       1999
                                                      --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges..................   2.28:1         --     1.84:1         --     5.75:1
Deficiency of Earnings to Fixed Charges (in
  millions).........................................       --    $(2,288)        --    $(1,834)        --

NOTE TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations, excluding minority interests in losses of consolidated subsidiaries, and fixed charges consist of pretax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense which we believe to be representative of interest. For the historical year ended December 31, 1996 and 1998, earnings were inadequate to cover fixed charges by the amounts shown.

                         DESCRIPTION OF DEBT SECURITIES

    This section describes some of the general terms of the debt securities. The prospectus supplement describes some of the particular terms of the debt securities we are offering. The prospectus supplement also indicates the extent, if any, to which some of such general provisions may not apply to the debt securities being offered.

    We may offer under this prospectus up to $15,000,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $15,000,000,000 or its equivalent in other currencies. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

THE INDENTURE

    We will issue the debt securities under an indenture between us and Chase Manhattan Trust Company, National Association, which is serving as trustee. The indenture is an exhibit to the registration statement. We are summarizing some of the important provisions of the debt securities and the indenture. This is not a complete description of the important terms. You should read to the specific terms of the indenture for a complete statement of the terms of the indenture and the debt securities. When we use capitalized terms which we do not define here, those terms have the meanings given in the indenture. When we use references to sections, we mean sections in the indenture. When we refer to those terms or use those references, we are incorporating those terms or sections by reference in this prospectus.

GENERAL

    The indenture does not limit the amount of debt securities that we may issue under the indenture, nor does it limit other debt that we may issue. We may issue the debt securities at various times in different series, each of which may have different terms.

    We will establish the terms of each series of debt securities through a resolution of our board of directors, or under authority granted by our board, or under a supplement to the indenture. Unless a prospectus supplement relating to a particular series of debt securities provides otherwise, the indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us, whether or not resulting in a change of control, that may adversely affect holders of the debt securities.

    The prospectus supplement relating to the particular series of debt securities we are offering includes the following information concerning those debt securities:

    - The title of the debt securities.

    - Any limit on the aggregate amount of the debt securities that we may offer.

    - The price at which we are offering the debt securities. We will usually express the price as a percentage of the principal amount.

    - The maturity date or dates, or the method for determining the maturity date or dates of the debt securities.

    - The interest rate or rates per annum on the debt securities. We may specify a fixed rate or a variable rate, or we may specify a method for determining such rate or rates, or we may offer debt securities that do not bear interest but that are sold at a substantial discount from the amount payable at maturity.

    - The date or dates from which interest on the debt securities will accrue.

    - The date or dates on which we will pay interest and the regular record dates for determining who is entitled to receive the interest. Unless we otherwise specify in the prospectus supplement, we will calculate interest on the basis of a year of 360 days of twelve 30-day months.

    - Where we will make payments on the debt securities and where you may transfer or exchange debt securities.

    - If applicable, the date or dates on which or after which, and the prices at which, we have the option or obligation to redeem the debt securities or you have the option to require us to redeem the debt securities and any detailed terms and provisions of those repurchase or redemption provisions, including any sinking fund or similar provisions.

    - The currency or currencies in which we will make payments on the debt securities. Payments on the debt securities may be in two or more currencies or in currency units or composite currencies.

    - Whether payments on the debt securities will be determined from an index, formula or other method (which may be, but need not be, based on one or more currencies, currency units or composite currencies).

    - The name of any security registrar or paying agent or other agents for the debt securities, if the trustee will not be performing such functions.

    - The amount that we would be required to pay if the maturity of the debt securities is accelerated, if that amount is other than the principal amount.

    - Any special rights that the holders of the debt securities may have if specified events occur.

    - If applicable, any limitations on our rights to defease our obligations under the debt securities by depositing cash or securities.

    - Any additional or modified covenants or other material terms relating to the debt securities, or any provisions of the indenture that will not apply to the debt securities.

    - Any additional or changes in the events of default that will apply to the debt securities, or any events of default which will not apply to the debt securities. (Section 301).

    None of our stockholders, employees, officers, directors or incorporators, past, present or future, will have any personal liability in respect of our obligations of under the indenture or the debt securities on account of such status. (Section 113).

ORIGINAL ISSUE DISCOUNT SECURITIES

    If debt securities are original issue discount securities, we will offer and sell them at a substantial discount below their stated principal amount. We will describe Federal income tax consequences and other special considerations applicable to any such original issue discount securities in the prospectus supplement. "Original issue discount security" means any security which provides that less than the full principal amount will be due if the maturity is accelerated or if the security is redeemed before its maturity.

FOREIGN CURRENCIES

    If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

FORM AND DENOMINATIONS

    Unless we otherwise indicate in the prospectus supplement, the debt securities will be in fully registered form, without coupons, in denominations of $1,000 or any multiple thereof. (Section 302).

TRANSFER AND EXCHANGE

    Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Book-Entry Debt Securities" below, book-entry debt securities will not be issuable in certificated form.

    In the case of certificated debt securities, you may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

    You may effect the transfer of certificated debt securities and the right to receive the principal of, premium, if any, and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder. (Section 305).

PRIORITY OF THE DEBT SECURITIES

    The debt securities will be our senior unsecured obligations and will rank PARI PASSU (i.e., equally and ratably) with all of our other senior unsecured and unsubordinated indebtedness.

    The debt securities will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing that indebtedness. The indenture permits us and our Restricted Subsidiaries (defined below) to incur or permit to be outstanding secured indebtedness up to 10% of the total assets of WorldCom and our subsidiaries, in addition to permitted liens which are described below under "Certain Restrictions--Limitation on Liens." Our assets consist principally of the stock of and advances to our subsidiaries. Almost all of our operating assets are owned by our subsidiaries and we rely primarily on interest and dividends from our subsidiaries to meet our obligations to make payments on our debt and to pay our other expenses. The debt securities will be "structurally subordinated" to all obligations, including trade payables, of our subsidiaries, which means that, in case of insolvency or bankruptcy, the claims of the direct creditors of our subsidiaries would have to be satisfied before any funds would be available to the holders of the debt securities as creditors of WorldCom only. The indenture does not restrict our subsidiaries from incurring unsecured indebtedness.

    A "subsidiary" is an entity of which we own a majority of the outstanding voting securities having voting power for the election of directors (or their equivalent). Corporations owned by our subsidiaries are also considered to be our subsidiaries.

    A "Restricted Subsidiary" is any of our subsidiaries (1) which has substantially all of its property in the United States (other than its territories and possessions) and (2) in which the total of our securities of, loans and advances to and other investments in, such subsidiary exceeded 10% of our Consolidated Net Tangible Assets (as defined below) at the end of the quarter preceding the date of this determination, except that:

    - a subsidiary we acquire after the date of the indenture will not be a Restricted Subsidiary unless our Board of Directors designates it as such or unless it is treated similarly under our $10.75 billion bank credit facilities or another agreement we enter into for borrowed money;

    - a special purpose "receivables subsidiary," which is a wholly-owned subsidiary created specifically to sell, convey, or grant a security interest in or otherwise transfer undivided percentage interests in its receivables, will not be considered a Restricted Subsidiary; and

    - any subsidiary we have designated as unrestricted for purposes of our $10.75 billion bank credit facilities or another agreement we enter into for borrowed money will not be considered a Restricted Subsidiary.

    "Property" means any interest of any person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including capital stock in other corporations), but it does not include capital stock that we have issued to others.

    "Capital stock" means shares or other equivalents of corporate stock, partnership interest or any other equity interest, but excludes any debt security convertible or exchangeable into an equity interest.

    Our "Consolidated Net Tangible Assets" are our consolidated total assets (with our subsidiaries) as reflected in our most recent balance sheet, less:

    - current liabilities, excluding current maturities of long-term debt and capital lease obligations (which is an indebtedness represented by obligations under a lease that we are required to capitalize for financial reporting purposes); and

    - goodwill, trademarks, patents and minority interests of others.

CERTAIN RESTRICTIONS

    CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may not consolidate or merge with or sell, lease or convey all or substantially all of our assets to, any other corporation unless (a) the surviving corporation (if it is not WorldCom) is a corporation organized and existing under the laws of the United States or one of the fifty United States and it expressly assumes (pursuant to a supplemental indenture) to pay the principal and any interest on your debt securities and to perform and observe all of the covenants and conditions under the indenture, and (b) immediately after such transactions, there is no default in the performance of any of our covenants or the conditions of the indenture. Upon any such consolidation, merger or sale, the successor corporation will succeed to and be substituted for us under the indenture. (Section 801).

    LIMITATION ON LIENS

    A lien is a preference arrangement on property, such as

    - a mortgage or deed of trust;

    - a pledge;

    - a hypothecation;

    - an assignment;

    - a deposit arrangement;

    - a security interest;

    - a charge;

    - an easement or zoning restriction that materially impairs usefulness or marketability;

    - an encumbrance;

    - a preference;

    - a priority;

    - a security agreement;

    - a capital lease obligation;

    - a conditional sale;

    - any other agreement that has the same economic effect as any of the above; or

    - any "sale and leaseback transaction," which is an arrangement whereby we, or a Restricted Subsidiary, would sell and then lease back property from the purchaser.

    Under the indenture, we may not, and we may not allow our Restricted Subsidiaries to, allow any lien on any of our property or assets (which includes capital stock), unless the lien secures your debt securities equally and ratably with, or prior to, any other indebtedness secured by such lien, subject to certain exceptions described below. (Section 1004). The indenture excepts from this limitation secured debt which we or our Restricted Subsidiaries may issue, assume, guarantee or permit to exist up to 10% of the value of our total assets as shown on our most recent balance sheet at the time. This restriction will not apply to:

    - liens existing at the date of the indenture;

    - liens on property that exist when we acquire the property and liens that secure payment of the purchase price of the property;

    - liens that secure debt which a Restricted Subsidiary owes to us or to another Restricted Subsidiary;

    - liens on property, shares of stock or indebtedness of any entity that exists when (a) it becomes a Restricted Subsidiary, (b) is merged into or consolidated with us or a Restricted Subsidiary, or (c) we or a Restricted Subsidiary acquires all or substantially all of the assets of the entity, provided that no such lien extends to any other property of us or a Restricted Subsidiary;

    - liens on property to secure debt incurred for development or improvement of the property;

    - liens securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt), (b) contingent obligations on surety and appeal bonds and
      (c) other similar nondelinquent obligations, in each case incurred in the ordinary course of business;

    - liens securing capital lease obligations, provided that (a) any such lien attaches to the property within 270 days after the acquisition thereof and
      (b) such lien attaches solely to the property so acquired;

    - liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit account or other funds, provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against our access in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by us to provide collateral to the depository institution;

    - pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation;

    - statutory and tax liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

    - liens arising solely by operation of law and in the ordinary course of business, such as mechanics', materialmen's, warehousemen's and carriers' liens and liens of landlords or of mortgages of landlords on fixtures and movable property located on premises leased in the ordinary course of business;

    - liens on personal property (other than shares or debt of Restricted Subsidiaries) securing loans maturing in not more than one year or on accounts receivables in connection with a receivables financing program; or

    - extensions, renewals or replacement of any of the liens described above, if limited to all or any part of the same property securing the original lien.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    An event of default in respect of any series of debt securities means:

    - default for 30 days in payment of any interest installment;

    - default in payment of principal, premium, if any, or sinking fund obligation when due;

    - default, for 90 days after we receive notice as provided in the indenture, in performance of any other covenant or breach of any warranty in the indenture governing such series;

    - certain events of our bankruptcy, insolvency or reorganization or receivership; and

    - any other events which we may specify for such series, which will be indicated in the prospectus supplement for such series. (Section 501).

    Within 90 days after a default in respect of any series of debt securities, the trustee must give to the holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it determines that such withholding is in the interest of such holders. (Section 601).

    If an event of default occurs in respect of any outstanding series of debt securities, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the trustee if given by the holders). However, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding debt securities of such series may, subject to certain conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or premium, if any) or interest on debt securities of such series have been cured or waived as provided in the indenture.
(Section 502).

    The holders of a majority in principal amount of the outstanding debt securities of a series, on behalf of the holders of all debt securities of such series, may waive any past default and its consequences, but may not waive an uncured default in payment or default which cannot be waived without the consent of the holders of all outstanding securities of that series. (Section 513).

    Within 120 days after the close of each fiscal year, we must file with the trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof. (Section 1005).

    Subject to provisions in the indenture relating to its duties in case of default, the trustee is not required to take action at the request of any holders of debt securities, unless such holders have offered to the trustee reasonable security or indemnity. (Section 602).

    Subject to such indemnification requirements and certain limitations in the indenture, if any event of default has occurred, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of such series. (Section 512).

MODIFICATION OR AMENDMENT OF THE INDENTURE

    We and the trustee may enter into supplemental indentures without the consent of the holders for certain purposes, including:

    - to evidence the succession of another entity to WorldCom and the assumption by such entity of our covenants in the indenture;

    - to add to our covenants for the benefit of all or any series of the debt securities or to surrender any of our rights or powers under the indenture;

    - to add events of default for the benefit of the holders of all or any series of the debt securities, which may provide for a particular period of grace after default or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default or may limit the right of the holders to waive such default;

    - to change or eliminate any provisions of the indenture, as long as such change or elimination is effective only when there are no outstanding debt securities of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of the provisions being changed or eliminated;

    - to provide security for the debt securities;

    - to establish the form or terms of any series of debt securities in accordance with the indenture;

    - to provide for the acceptance and appointment of a successor trustee for any series of debt securities or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

    - to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which are not inconsistent with the provisions of the indenture, as long as the additional provisions do not adversely affect the interests of any holders in any material respects; or

    - to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of the debt securities in accordance with the indenture, as long as such action does not adversely affect the interests of any holders in any material respect. (Section 901).

    If we receive the consent of the holders of a majority in principal amount of the outstanding debt securities affected, we may enter into supplemental indentures with the trustee that would:

    - add, change or eliminate provisions in the indenture; or

    - change the rights of the holders of any series of debt securities.

    However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of such holders:

    - change the maturity of the principal, premium, if any, or any installment of principal or interest;

    - reduce the principal amount or any premium or additional payments;

    - reduce the interest rate;

    - reduce any amount payable on redemption or reduce the amount of the principal of an original issue discount security that would be payable on acceleration or provable in bankruptcy, or adversely affect any right of repayment of any holder;

    - adversely change any right you may have to require repayment;

    - change the place where, or the currency or currencies in which, payments are made;

    - impair or affect your right to institute suit for payment;

    - reduce the requirement for majority approval of supplemental indentures;
      or

    - modify any of the provisions of the indenture relating to supplemental indentures or waiver of past defaults with respect to such series, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived with respect to such series without the consent of the holders of each such debt security. (Section 902).

    A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which was included solely for the benefit of one or more series of the debt securities, or which modifies the rights of holders of debt securities of such series with respect to such covenant or other provision, will only require the consent of the holders of at least a majority of the outstanding debt securities of such one or more particular series. It is not necessary for the holders of the debt securities to approve the particular form of any proposed supplemental indenture, but it is sufficient if such holders approve the substance of the proposed supplemental indenture. (Section 902).

DEFEASANCE; SATISFACTION AND DISCHARGE

    LEGAL DEFEASANCE. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or government obligations (which term is described below) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

    This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Sections 1402 and 1404).

    DEFEASANCE OF CERTAIN COVENANTS. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

    - we may omit to comply with the covenants described under the heading "Consolidation, Merger and Sale of Assets" and "Limitations on Liens" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

    - any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, which we refer to as a "covenant defeasance." (Section 1403).

    The conditions include:

    - depositing with the trustee money and/or Government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

    - delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred. (Section 1404).

    COVENANT DEFEASANCE AND EVENTS OF DEFAULT. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or Government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

    The term "government obligations" means securities which are (1) direct obligations of the United States or the government which issued the foreign currency in which the debt securities are payable, for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or the government which issued such foreign currency, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such foreign government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank or trust company as custodian with respect to any such Government obligation or a specific payment of interest on or principal of any such Government obligation held by such custodian for the account of the holder of a depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government obligation or the specific payment of interest on or principal of the Government obligation evidenced by such depository receipt. (Section 101).

    We may exercise our defeasance option even if we have already exercised our covenant defeasance option.

    There may be additional provisions relating to defeasance which we will describe in the prospectus supplement. (Sections 1401 and 1402).

GOVERNING LAW

    The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 111).

TITLE

    WorldCom, the trustee and any agent of us or the trustee may treat the person in whose name a debt security is registered as the absolute owner thereof, whether or not such debt security may be overdue, for the purpose of receiving payment and for all other purposes. (Section 309).

REGARDING THE TRUSTEE

    The trustee is Chase Manhattan Trust Company, National Association. The trustee is a lender to us under our bank credit agreements. From time to time, we may enter into other banking and other commercial relationships with the trustee.

    There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. (Section 101). Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series.
(Section 608).

    If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus, any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture. (Section 609).

                              PLAN OF DISTRIBUTION

    We may sell the debt securities to one or more underwriters for public offering and sale by them and may also sell the debt securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of debt securities in the applicable prospectus supplement. We have also reserved the right to sell or exchange debt securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. We may distribute the debt securities from time to time in one or more transactions:

    - at a fixed price or prices, which may be changed;

    - at market prices prevailing at the time of sale;

    - at prices related to such prevailing market prices; or

    - at negotiated prices.

    We may also, from time to time, authorize dealers, acting as our agents, to offer and sell debt securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of debt securities, we, or the purchasers of debt securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

    We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimburse these persons for certain expenses.

    To facilitate the offering of debt securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the debt securities. This may include over-allotments or short sales of the debt securities, which involves the sale by persons participating in the offering of more debt securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the debt securities by bidding for or purchasing debt securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if debt securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the debt securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

    Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

    Each series of debt securities offered will be a new issue of securities and will have no established trading market. Such debt securities offered may or may not be listed on a national securities exchange. No assurance can be such as to the liquidity of or the existence of trading markets for any debt securities offered.

                           BOOK-ENTRY DEBT SECURITIES

    The prospectus supplement will indicate whether we are issuing the related debt securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, or "DTC," as depositary, or a nominee, and will evidence all of the debt securities of that series. This means that we will not issue certificates to each holder. We may issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. DTC has indicated it intends to follow the following procedures with respect to book-entry debt securities. Additional or differing terms of the depositary arrangements will be described in the applicable prospectus supplement.

    Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with DTC for the related global debt security, referred to as "participants," or persons that may hold interests through participants. Upon the issuance of a global debt security, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

    Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

    The laws of some jurisdictions require that certain purchasers of securities such as debt securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in the global security.

    So long as DTC for a global debt security, or its nominee, is the registered owner of that global debt security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of DTC for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

    We understand, however, that under existing industry practice, DTC will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of DTC with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture. (Section 309).

    We will make payments on each series of book-entry debt securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither WorldCom, the trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

    We expect that DTC, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." However, payments will be the responsibility of those participants and not of DTC, the trustee or us.

    We will issue certificated debt securities in exchange for each global debt security only if:

    - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor within 90 days;

    - we decide that the global security shall be exchangeable; or

    - there is an event of default under the indenture or an event which with the giving of notice or lapse of time or both would become an event of default with respect to the debt securities represented by such global security. (Section 305)

If that occurs, we will issue debt securities of that series in certificated form in exchange for such global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of such series equal in principal amount to such beneficial interest and to have such debt securities registered in its name. We would issue the certificates for such debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons. (Section 305)

    DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    No fees or costs of DTC will be charged to you.

    We have obtained the foregoing information concerning DTC and DTC's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

    When so provided in the prospectus supplement, investors in the global securities representing any of the debt securities issued hereunder may hold a beneficial interest in such global securities through DTC, Cedel S.A. ("CEDEL"), or the Euroclear system or through participants. The global securities may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth in the applicable prospectus supplement.

             CERTAIN UNITED STATES FEDERAL INCOME TAX DOCUMENTATION
                       REQUIREMENTS FOR NON-U.S. HOLDERS

    If you are a beneficial owner of global securities holding securities, directly or indirectly, through CEDEL or Euroclear (or through DTC if you have an address outside the United States), you will generally be subject to the 30% United States withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by United States persons. You will not be subject to the 30% United States withholding tax if:

(1) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between you and us (as the entity required to withhold tax) complies with applicable certification requirements; and

(2) you take one of the steps described below to obtain an exemption or reduced tax rate:

    The Internal Revenue Service ("IRS") issued new withholding regulations (the "withholding regulations"), which make certain modifications to withholding, backup withholding and information reporting rules. The withholding regulations attempt to unify certification requirements and modify certain reliance standards. The withholding regulations will generally be effective for payments made after December 31, 2000, although you may begin complying with the withholding regulations immediately.

    - EXEMPTION FOR NON-U.S. PERSONS (FORM W-8 OR NEW FORM W-8BEN). If you are a non-U.S. person (as defined below) and you are not a beneficial owner owning, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote or a controlled foreign corporation that is related to us actually or constructively through stock ownership, you can obtain a complete exemption from the withholding tax by filing a properly completed Form W-8 (Certificate of Foreign Status) or new Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). The Form W-8 is valid until the earlier of (i) three years beginning on the date that the form is signed, or (ii) December 31, 2000. After December 31, 2000, only Form W-8BEN will be acceptable. Form W-8BEN is valid for a period of three years beginning on the date that the form is signed. If the information shown on Form W-8 or Form W-8BEN changes, you must file a new
Form W-8 or Form W-8BEN within 30 days of such change.

    - EXEMPTION FOR NON-U.S. PERSONS WITH EFFECTIVELY CONNECTED INCOME
(FORM 4224 OR NEW FORM W-8ECI). If you are a non-U.S. person (as defined below), including a non-U.S. corporation or bank with a United States branch, for which the interest income is effectively connected with your conduct of a trade or business in the United States, you can obtain an exemption from the withholding tax by filing a properly completed Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) or new Form W-8ECI (Certificate of Foreign Person's Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States). The Form 4224 is valid until the earlier of (i) one year beginning on the date the form is signed, or
(ii) December 31, 2000. After December 31, 2000, only Form W-8ECI will be acceptable. Form W-8ECI is valid for a period of three years beginning on the date that the form is signed.

    - EXEMPTION OR REDUCED RATE FOR NON-U.S. PERSONS RESIDENT IN TREATY COUNTRIES (FORM 1001 OR NEW FORM W-8BEN). If you are a non-U.S. person (as defined below) that is entitled to the benefits of an income tax treaty with the United States, you can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing a properly completed Form 1001 (Ownership, Exemption or Reduced Rate Certificate) or new Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). If Form 1001 is provided and the treaty provides only for a reduced rate, we will withhold tax at that rate unless you alternatively file Form W-8. Either you or your agent may file Form 1001 or Form W-8BEN. The Form 1001 is valid until the earlier of (i) three years beginning on the date that the form is signed, or (ii) December 31, 2000. After December 31, 2000, only Form W-8BEN will be acceptable. Form W-8BEN is valid for a period of three years beginning on the date that the form is signed.

    - EXEMPTION FOR U.S. PERSONS (FORM W-9). If you are a U.S. person, you can obtain a complete exemption from the withholding tax by filing a properly completed Form W-9 (Payer's Request for Taxpayer Identification Number and Certification).

UNITED STATES FEDERAL INCOME TAX REPORTING PROCEDURE

    Under the existing rules you (or, in the case of a Form 1001 or a Form 4224 filer, your agent) must submit the appropriate form to the entity through whom you directly hold the global security. For example, if you are listed directly on the books of Euroclear or CEDEL as the holder of the debt security, you must provide Euroclear or CEDEL, as the case may be, the IRS Form. Each person through which a debt security is held must submit, on your behalf, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the debt security, until the IRS Form is received by the U.S. person who would otherwise be required to withhold U.S. federal income tax from interest payable on the debt security. For example, in the case of debt securities held through Euroclear or CEDEL, the IRS Form (or a copy thereof) must be received by the U.S. depository of such clearing agency. The withholding regulations revise the procedures that withholding agents and payees must follow to comply with, or to establish an exemption from, withholding for payments made after December 31, 2000. You should consult your own tax advisors regarding compliance with these procedures under the withholding regulations.

    The term "U.S. person" means:

    - a citizen or resident of the United States;

    - a corporation or partnership organized in or under the laws of the United States or any State thereof or the District of Columbia;

    - an estate that is subject to U.S. federal income taxation regardless of the source of its income; or

    - a trust if (A) a court within the United States is able to exercise primary supervision over the trust's administration and (B) one or more U.S. persons have the authority to control all the trust's substantial decisions. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, that elect to continue to be treated as U.S. persons will also be a U.S. person.

    The term "non-U.S. person" means any person who is not a U.S. person as described above. The terms "United States" and "U.S." means the United States of America (including the States and the District of Columbia).

    This summary does not deal with all aspects of U.S. federal income and withholding taxes, the application of the withholding regulations or the application of any U.S. income or estate tax treaty that may be relevant to foreign beneficial owners of the global securities. You are advised to consult your own tax advisors for specific tax advice concerning your holding and disposing of beneficial interests in the global securities.

                                    LAWYERS

    The legality of the debt securities offered by this prospectus will be passed upon for WorldCom by P. Bruce Borghardt, Esq., General Counsel--Corporate Development of WorldCom. Mr. Borghardt is paid a salary by WorldCom, is a participant in various employee benefit plans offered by WorldCom to employees of WorldCom generally and owns and has options to purchase shares of WorldCom common stock. Bryan Cave LLP, St. Louis, Missouri, is also representing us in connection with some of the aspects of the debt securities.

                                    EXPERTS

    The consolidated financial statements of WorldCom as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in WorldCom's Annual Report on Form 10-K for the year ended December 31, 1999, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

    The consolidated financial statements of Brooks Fiber Properties, Inc. for the year ended December 31, 1997, have been incorporated by reference in this document and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, included in WorldCom's Annual Report on Form 10-K for the year-ended December 31, 1999 and incorporated by reference in this document, and upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements and schedules of Sprint and the combined financial statements and schedules of the Sprint FON Group and the Sprint PCS Group appearing in WorldCom's Current Report on Form 8-K-2 dated April 11, 2000 (filed April 11, 2000), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference which, as to the years 1998 and 1997 for Sprint and the Sprint PCS Group, are based in part on the reports of Deloitte & Touche LLP, independent auditors. Such consolidated and combined financial statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Sprint Spectrum Holding Company, L.P. as of December 31, 1998, and for each of the years in the two-year period ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included in WorldCom's Current Report on Form 8-K-2 dated April 11, 2000 (filed April 11, 2000), and are incorporated herein by reference, and have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       PRINCIPAL OFFICE OF WORLDCOM, INC.
                            500 Clinton Center Drive
                           Clinton, Mississippi 39056

                       TRUSTEE AND PRINCIPAL PAYING AGENT
              Chase Manhattan Trust Company, National Association
                         One Oxford Centre, Suite 1100
                                301 Grant Street
                         Pittsburgh, Pennsylvania 15219

                    LUXEMBOURG PAYING AGENT & TRANSFER AGENT
                          Kredietbank S.A. Luxembourg
                        Kredietbank S.A. Luxembourgeoise
                              43, Boulevard Royal
                               L-2955 Luxembourg

                                 LEGAL ADVISORS

                        TO WORLDCOM                                TO THE UNDERWRITERS
             AS TO MATTERS OF UNITED STATES LAW                  AS TO MATTERS OF UNITED
                                                                       STATES LAW

  P. Bruce Borghardt, Esq.            Bryan Cave LLP             Cravath, Swaine & Moore
 General Counsel--Corporate      211 North Broadway, Suite          825 Eighth Avenue
         Development             3600 St. Louis, Missouri       New York, New York 10019
       WorldCom, Inc.                      63102
 10777 Sunset Office Drive,
          Suite 330
  St. Louis, Missouri 63127

                            INDEPENDENT ACCOUNTANTS

                                  TO WORLDCOM
                              Arthur Andersen LLP
                            188 East Capitol Street
                                   Suite 1300
                           Jackson, Mississippi 39201

                                 LISTING AGENT
                          Kredietbank S.A. Luxembourg
                        Kredietbank S.A. Luxembourgeoise
                              43, Boulevard Royal
                               L-2955 Luxembourg

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       $

                                 WORLDCOM, INC.

                                       $

                           FLOATING RATE NOTES DUE 20

                                       $

                                 % NOTES DUE 20

                                       $

                                 % NOTES DUE 20

                                       $

                                 % NOTES DUE 20

                                     [LOGO]
                                ---------------

                             PROSPECTUS SUPPLEMENT

                                  MAY   , 2000
                             (INCLUDING PROSPECTUS
                              DATED MAY 12, 2000)

                            ------------------------

                              SALOMON SMITH BARNEY
                               J.P. MORGAN & CO.
                         BANC OF AMERICA SECURITIES LLC
                             CHASE SECURITIES INC.
                                LEHMAN BROTHERS
                           BLAYLOCK & PARTNERS, L.P.
                           CREDIT SUISSE FIRST BOSTON
                           DEUTSCHE BANC ALEX. BROWN
                              GOLDMAN, SACHS & CO.
                                UBS WARBURG LLC

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